CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS
EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE
REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE REDACTED
TERMS HAVE BEEN MARKED WITH THREE ASTERISKS [***]

EXECUTION VERSION
CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER
by and among
Warner Music Inc.,
MM Investment LLC,
Trifecta Merger Subsidiary LLC,
Buyer Representative,
Theory Entertainment LLC,
and
Seller Representative
Dated as of December 16, 2021

TABLE OF CONTENTS
Page

ARTICLE 1 DEFINITIONS	2
1.1 Definitions	2
1.2 Other Capitalized Terms	19
1.3 Interpretive Provisions	21
ARTICLE 2 THE TRANSACTIONS	23
2.1 The Merger	23
2.2 The Closing	23
2.3 Effective Time and Effects of the Merger	23
2.4 The Surviving Company	23
2.5 Conversion of Securities in the Merger	24
2.6 Closing Payments	24
2.7 Withholding	24
2.8 Pre-Closing Merger Consideration Adjustment	25
2.9 Post-Closing Merger Consideration Adjustments	25
2.10 Sellers Consent Adjustment	28
2.11 [***]	32
2.12 Buyer Distribution Agreement	32
2.13 Allocation of Merger Consideration	33
ARTICLE 3 CLOSING ITEMS	34
3.1 Company Closing Items	34
3.2 Buyers Closing Items	35
ARTICLE 4 REPRESENTATIONS AND WARRANTIES REGARDING EACH SELLER	36
4.1 Organization	36
4.2 Authority	36
4.3 Binding Obligation	37
4.4 No Conflicts	37
4.5 No Governmental Authorizations	37
4.6 The Securities	37
4.7 No Actions	38
4.8 No Orders	38
ARTICLE 5 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	38
5.1 Organization and Authority	38
5.2 Capitalization of the Company; Subsidiaries; Organizational Documents	39
5.3 No Conflicts	40
5.4 No Governmental Authorizations	40
5.5 Financial Statements	40
i

5.6 Absence of Certain Changes or Events	42
5.7 Accounts Receivable; Accounts Payable	42
5.8 No Undisclosed Liabilities	42
5.9 Compliance with Laws	43
5.10 Permits	43
5.11 No Actions	43
5.12 No Orders	44
5.13 Contracts; Company Works	44
5.14 Relationship with On-Roster Label Artists	49
5.15 Taxes	49
5.16 Employee Benefit Plans	51
5.17 Employee and Labor Matters	53
5.18 Intellectual Property	55
5.19 Affiliate Transactions	57
5.20 No Brokers	57
5.21 Absence of Certain Payments	58
5.22 Privacy and Data Security	58
5.23 Company Accounts	59
5.24 No Acceleration of Collections	59
5.25 Real Property	59
5.26 Insurance	60
5.27 No Other Representations or Warranties	60
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE BUYERS AND MERGER SUB	61
6.1 Organization	61
6.2 Authority	61
6.3 Binding Obligation	62
6.4 No Conflicts	62
6.5 No Governmental Authorizations	62
6.6 No Actions	63
6.7 No Orders	63
6.8 No Brokers	63
ARTICLE 7 COVENANTS	63
7.1 Public Announcements	63
7.2 Confidentiality	64
7.3 Tax Matters	64
7.4 Further Assurances	67
7.5 Interim Operations of the Company	67
7.6 Filings; Other Actions; Notification	71
7.7 R&W Insurance Policy	73
7.8 Directors’ and Officers’ Indemnification and Exculpation	73

7.9 Employee Matters	74
7.10 Termination of Affiliate Arrangements	75
7.11 Unpaid Firm Financial Obligations	75
7.12 Reserve Account	76
ARTICLE 8 CONDITIONS	76
8.1 Conditions to Each Party’s Obligation to Consummate the Contemplated Transactions	76
8.2 Conditions to Obligations of the Buyers	77
8.3 Conditions to Obligations of the Company	77
ARTICLE 9 TERMINATION	78
9.1 Termination	78
9.2 Effect of Termination and Abandonment	79
ARTICLE 10 NO SURVIVAL	79
10.1 No Survival	79
ARTICLE 11 BUYER REPRESENTATIVE	79
11.1 Acknowledgement	79
11.2 Indemnification of Buyer Representative	80
11.3 Reliance	81
ARTICLE 12 MISCELLANEOUS	81
12.1 Fees, Costs and Expenses	81
12.2 Amendment and Waiver	82
12.3 Entire Agreement; Company Disclosure Schedules	82
12.4 Headings	82
12.5 Notices	82
12.6 Binding Effect; Assignment	83
12.7 Third-Party Beneficiaries	84
12.8 Certain Legal Representation Matters	84
12.9 Governing Law	85
12.10 WAIVER OF JURY TRIAL; Consent to Jurisdiction	85
12.11 Injunctive or Other Relief	85
12.12 No Recourse	86
12.13 Severability	86
12.14 Construction	86
12.15 Counterparts	86
ANNEXES
Annex A    Applicable Accounting Principles
EXHIBITS
Exhibit A    Schedule of Sellers

Exhibit B    Escrow Agreement
Exhibit C    Label Artists and Top Label Artists
Exhibit D    Working Capital Example
Exhibit E    Certificate of Merger
Exhibit F    Sellers Consent
Exhibit G    Arbitration Provisions
Exhibit H    Seller Releases

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of December 16, 2021 (the “Effective Date”), by and among (i) Warner Music Inc., a Delaware corporation (“Buyer 1”); (ii) MM Investment LLC, a Delaware limited liability company (“Buyer 2”, and together with Buyer 1, the “Buyers”); (iii) Trifecta Merger Subsidiary LLC, a Delaware limited liability company (“Merger Sub”); (iv) the Buyer Representative; (v) Theory Entertainment LLC d/b/a 300 Entertainment, a Delaware limited liability company (the “Company”); and (vi) the Seller Representative.
RECITALS
WHEREAS, the Sellers collectively own one hundred percent (100%) of the issued and outstanding Equity Securities (collectively, the “Securities”) of the Company;
WHEREAS, the Buyers own, collectively, one hundred percent (100%) of the issued and outstanding Equity Securities of Merger Sub;
WHEREAS, the Buyers, Merger Sub, and the Company desire to enter into this Agreement pursuant to which Merger Sub, a wholly-owned subsidiary of the Buyers, will merge with and into the Company (the “Merger”), such that the Company will continue as the surviving company of the Merger and will become a wholly-owned subsidiary of the Buyers;
WHEREAS, the board of managers of the Company has adopted the Board Consent which, among other things, unanimously approved and declared advisable and in the best interests of the Company for the Company to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger;
WHEREAS, the board of directors of Buyer 1 has approved and declared advisable and in the best interests of Buyer 1 to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger;
WHEREAS, the board of directors of Buyer 2 has approved and declared advisable and in the best interests of Buyer 2 to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger; and
WHEREAS, the manager of Merger Sub has approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger.
NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows.

ARTICLE 1
DEFINITIONS
1.1Definitions. The following capitalized terms shall have the following meanings for all purposes of this Agreement.
“Act” means the Delaware Limited Liability Company Act.
“Action” means any action, audit, suit, assessment, hearing, summons, citations, cease and desist letter, inquiry or subpoena, claim, investigation (in each case, whether civil, criminal, administrative, or investigative) or other legal proceeding (including any mediation, administrative proceeding or arbitration proceeding) of any kind or nature whatsoever, civil, criminal, regulatory or otherwise, at law or in equity, in each case, commenced, brought, conducted or heard by or before, or otherwise involving, a Governmental Authority or any other Person acting under authority of Law.
“Affiliate” means, as to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such first Person. For purposes of this definition, “control” of a Person means the power to direct or cause the direction of the management and policies of such first Person, directly or indirectly, whether through the ownership of Equity Securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, for purposes of this Agreement (x) no Seller, the Company, any Subsidiary of the Company, or any of their respective Subsidiaries or Representatives shall be considered an Affiliate of any Buyer; provided, however, that the Company shall be considered an Affiliate of the Buyers following the Closing; (y) none of the Company, any Subsidiary of the Company, the Buyers, any direct or indirect equity holder of the Buyers, or any of their respective Subsidiaries, or any of their respective Representatives, shall be considered an Affiliate of any Seller; and (z) with respect to the Buyers, only entities below (i.e., owned directly or indirectly by) Warner Music Group Corp. (which includes Merger Sub) shall be considered an Affiliate of any Buyer.
“Applicable Accounting Principles” means (a) the accounting principles, policies, procedures, categorizations, definitions, methods, practices and techniques set forth in Annex A; and (b) to the extent not addressed by Annex A, GAAP.
“Arbitration Firm” means a nationally recognized independent public accounting firm as shall be agreed upon by the Buyer Representative and the Seller Representative in writing.
“Arbitration Provisions” means the provisions set forth in Exhibit G.
“Atlantic” means Atlantic Recording Corporation.
“[***]” means [***].
“Audiovisual Works” means all audiovisual works embodying any portion of any Catalog Master.

“Base Price” means an amount equal to Four Hundred Million Dollars ($400,000,000).
“Board Consent” means the unanimous written consent of the board of managers of the Company in which the board of managers of the Company (a) approved the Contemplated Transaction and each of the Transaction Documents; and (b) appointed the Seller Representative to represent the interests of the Company and the Sellers in connection with the Contemplated Transactions (such appointment to be ratified by certain Sellers pursuant to the Sellers Consent).
“Business Day” means any day that is not a Saturday, Sunday, a statutory or civic holiday in the state of New York, or any other day on which banking institutions in New York, New York are authorized or required by Law to close.
“Buyer Distribution Agreement” means that certain Agreement, dated as of October 29, 2013, by and between Atlantic and the Company, as amended by that certain Amendment, dated as of October 31, 2016, and that certain Amendment, dated as of September 25, 2019.
“Buyers Fundamental Representations” means the representations and warranties of the Buyers set forth in Section 6.1 (Organization), Section 6.2 (Authority), Section 6.3 (Binding Obligation), and Section 6.8 (No Brokers).
“Buyer Representative” means Warner Music Inc, who has been appointed, pursuant to Article 11 of this Agreement, to represent the interests of the Buyers in connection with the Contemplated Transactions.
“Buyer 1 Secretary’s Certificate” means a certificate of an authorized officer or other authorized signatory of Buyer 1 certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer 1 authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all resolutions adopted in connection with the Contemplated Transactions.
“Buyer 2 Secretary’s Certificate” means a certificate of an authorized officer or other authorized signatory of Buyer 2 certifying that attached thereto are true and complete copies of all resolutions adopted by the manager of Buyer 2 authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all resolutions adopted in connection with the Contemplated Transactions.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)) and any and all Laws promulgated thereunder (including any SBA rules, regulations and guidance).
“Catalog Master” means any Recording included in the Company Assets, whether or not currently commercially available, and any Copyrights therein.
“Closing Merger Consideration” means an amount equal to, subject to adjustment as provided in Article 2, (a) the sum of (i) the Base Price; (ii) the Estimated Company Cash; and (iii) the Estimated Working Capital Overage, if any; minus (b) the sum of (i) Estimated Company

Indebtedness; (ii) the Estimated Company Expenses; (iii) the Estimated Working Capital Underage, if any; and (iv) the Escrow Amount.
“Closing Working Capital” means the amount of Working Capital as of immediately prior to the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” has the meaning set forth in the Company Operating Agreement.
“Company Assets” means all of the assets and properties owned by or licensed to the Company or any Subsidiary(ies) of the Company, including the Company’s and each Subsidiary of the Company’s right, title and interest (including all present and future rights and interests) therein and thereto.
“Company Business” means the business of the Company and each Subsidiary of the Company, as operated immediately prior to the consummation of the Contemplated Transactions.
“Company Cash” means all cash, cash equivalents, and marketable securities (with respect to cash equivalents and marketable securities, to the extent convertible to cash within thirty (30) days) (including any uncleared checks and drafts or wire transfers received or deposited or available for deposit for the account of the Company or any Subsidiary of the Company that are not yet credited, but excluding restricted cash, security deposits, outbound wires and net of all outstanding checks and drafts drawn on the account of the Company or any Subsidiary of the Company but not yet cleared) of the Company and each Subsidiary of the Company as of immediately prior to the Closing, determined in accordance with the Applicable Accounting Principles.
“Company Contracts” means all Contracts (and all rights and claims arising with respect to or under such Contracts) to which the Company or any Subsidiary of the Company is a party, including the following categories: (a) all Label Artist Agreements; (b) all soundtrack, original cast recording or compilation album Contracts, or any Contract relating to the distribution, production or funding of Catalog Masters; (c) all Merchandise Agreements; (d) all exclusive producer, mixer, remixer and featured artist Contracts or other producer, mixer, remixer and featured artist Contracts pursuant to which such Person is obligated to perform services in connection with any Recordings; (e) all collateral entertainment activities (including passive participation in touring and sponsorship/endorsement) Contracts (or so-called “360 rights”); (f) all fan club Contracts; (g) all VIP/ticketing Contracts; (h) all Contracts related to finder deals, including any label deals; (i) any profit share Contracts involving any Label Artist; (j) all marketing or promotional services Contracts involving any Label Artist; and (k) all audit or settlement Contracts involving any Label Artist.
“Company Disclosure Schedules” means the disclosure schedules delivered by the Seller Representative to the Buyer Representative on the Closing Date.
“Company Expenses” means (a) all costs, fees and expenses incurred or subject to reimbursement by the Company and the Subsidiaries of the Company (or of any Seller to the

extent payable or to be paid by the Company or any Subsidiary of the Company), whether accrued for or not, that remain unpaid as of immediately prior to the Closing in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the other Transaction Documents or the consummation of the Contemplated Transactions, including legal, accounting, investment banking, advisory and other costs, fees and expenses; (b) all change of control, transaction, retention or similar payments or benefits that may be payable in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the other Transaction Documents or the consummation of the Contemplated Transactions, in each case, that is payable to any Employee of the Company or any Subsidiary of the Company, and the employer portion of employment and all other related Taxes attributable to such payments; and (c) fifty percent (50%) of any Conveyance Taxes; provided, that Company Expenses shall not include any amount that is included in Company Indebtedness, in each case as of immediately prior to the Closing.
“Company Fundamental Representations” means the representations and warranties of the Sellers set forth in Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3 (Binding Obligation), Section 4.4 (No Conflicts), Section 4.6 (The Securities), Section 5.1 (Organization and Authority), Section 5.2(a) through (d) (Capitalization of the Company; Subsidiaries; Organizational Documents), Section 5.3 (No Conflicts), Section 5.19 (Affiliate Transactions), and Section 5.20 (No Brokers).
“Company Indebtedness” means all Indebtedness of the Company and each Subsidiary of the Company existing as of immediately prior to the Closing.
“Company Operating Agreement” means the Fourth Amended and Restated Operating Agreement of the Company, dated as of March 26, 2020.
“Company Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any Subsidiary(ies) of Company.
“Company Privacy Policy” means any (a) external or internal past or present data protection, data usage, privacy and security policies of the Company and any Subsidiary of the Company; (b) public statements or commitments by the Company or any Subsidiary of the Company; and (c) policies and obligations applicable to the Company and any Subsidiary of the Company as a result of any certification, in each case relating to: (i) the privacy of individuals in connection with any website or any product of the Company and any Subsidiary of the Company; (ii) the collection, storage, disclosure, security, processing and Transfer of any Personal Data; and (iii) any Employee information.
“Company Secretary’s Certificate” means a certificate of an authorized officer or other authorized signatory of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all resolutions adopted in connection with the Contemplated Transactions.

“Company Works” means, collectively, all Catalog Masters, Audiovisual Works, Recording Artwork, and Material.
“Composition” means any musical composition or medley consisting of words or music, or any dramatic material and bridging passages, whether in the form of instrumental or vocal music, prose or otherwise, irrespective of length.
“Confidentiality Agreement” means that certain Mutual Confidentiality, Non-Disclosure, and Non-Solicitation Agreement, dated as of May 15, 2021, by and between Warner Music Inc. and the Company, as amended by that certain Addendum to Confidentiality Agreement, dated as of July 2, 2021, by and between the same parties.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger.
“Continuing Employee” means each Employee of the Company or any Subsidiary of the Company who remains employed by the Company or any Subsidiary of the Company following the Closing, but only to the extent he or she remains so employed.
“Contract” means any contract, agreement, arrangement, license, sublicense, conditional sales contract, mortgage, franchise agreement, legally binding obligation or promise, undertaking, option, warrant, indenture, deed of trust, note, bond, loan, lease, sublease, guarantee, sale or purchase order or other similar binding commitment or contractual right (in each case, whether written or oral). The term “Contractual,” “Contractually,” and other forms of the word “Contract,” shall have correlative meanings.
“Copyright” means any and all U.S. and foreign common law and statutory copyrights, works of authorship, Moral Rights, rights in copyrights (including the right to make publication thereof for copyright purposes, to register claims under copyright, the right to renew and extend such copyrights and the right to sue for past, present and future infringements of copyright), interests in copyrights, all applications for copyrights, registrations of copyrights, reversions, renewals and extensions of copyrights, and rights in any other copyrightable subject matter throughout the world and universe, whether vested, contingent or inchoate, and whether now in existence, or coming into existence as the result of future legislation or the interpretation thereof.
“Current Assets” means, as of any date, the consolidated current assets of the Company and each of the Subsidiaries of the Company, determined in accordance with the Applicable Accounting Principles and, for the avoidance of doubt, excluding any Company Cash and any Tax assets.
“Current Liabilities” means, as of any date, the consolidated current liabilities of the Company and each of the Subsidiaries of the Company, determined in accordance with the Applicable Accounting Principles and, for the avoidance of doubt, excluding any Company Indebtedness and Company Expenses and any Tax liabilities.
“Data Breach” means the unauthorized access, use, disclosure, acquisition, or modification of Personal Data or any other data security incident requiring notification to impacted Persons or regulators under applicable Privacy Requirements.

“Domain Names” means any and all URLs, domain names or other similar user interfaces.
“Employee” means, with respect to any Person, any current, former or retired employees, officers, consultants, independent contractors, agents and directors of such Person.
“Employment Agreement” means the Employment Agreement by and between Elektra Music Group Inc., on the one hand, and [***], on the other hand, which shall become effective on the Closing, in form and substance mutually agreed prior to the Effective Date.
“Encumbrance” means, collectively, any and all liens, claims, mortgages, deeds of trust, deeds to secure debt, pledges, conditional sales Contracts, restrictions, decrees, awards, orders, options, warrants, rights of first or last refusal or first or last options to purchase, options, hypothecations, charges, preferences, priorities, rights of way, easements, adverse claims of ownership, covenants (including covenants not to sue or otherwise enforce), conditions, title defaults or defects, encroachments, security interests or other encumbrances, in each case, whether voluntarily incurred or arising by operation of Law, and whether or not perfected, or other encumbrances that do, or are reasonably likely to, diminish, eliminate or hinder any exercise by the Company of any rights in or to the Company Assets at any time on or after the Closing Date.
“Equity Security” means: (a) any capital stock, membership interests or other equity security; (b) any security directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other equity security or security containing any profit participation features; (c) any Contracts, warrants, options or other rights, directly or indirectly, to subscribe for or to purchase any capital stock, membership interests, other equity security or security containing any profit participation features or directly or indirectly to subscribe for or to purchase any security directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other equity security or security containing profit participation features; or (d) any stock appreciation rights, phantom stock or equity rights or other similar rights arising by Contract or otherwise.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity, trade or business, whether or not incorporated, that together with the Company or any Subsidiary of the Company would be treated as a “single employer” within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001(b) of ERISA.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means an escrow agreement to be entered into on the Closing Date by the Buyer Representative, the Seller Representative and the Escrow Agent in respect of the Escrow Amount, substantially in the form attached hereto as Exhibit B.
“Escrow Amount” means, collectively, the Purchase Price Adjustment Escrow Amount, the Sellers Consent Escrow Amount and the [***]t Escrow Amount.

“Estimated Working Capital Overage” means the amount by which the Estimated Working Capital exceeds the Target Working Capital, if any.
“Estimated Working Capital Underage” means the amount by which the Target Working Capital exceeds the Estimated Working Capital, if any.
“Exploitation” means, regarding any Catalog Master, Recording, or other Intellectual Property, the exhibition, distribution, transmission, broadcast, telecast, performance, license, sublicense, reproduction, marketing or otherwise commercially exploiting thereof by any and all means, methods, processes, media devices and delivery systems of every kind or character, whether now known or hereafter created. “Exploit” means to cause the Exploitation.
“Fraud” means, with respect to any Person, actual or intentional fraud (not constructive fraud or negligent misrepresentation).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means: (a) any nation or government; (b) any state, province, municipality or other political subdivision thereof; (c) any entity exercising executive, legislative, judicial, taxing, regulatory or administration functions of or pertaining to government; (d) any governmental authority, agency or instrumentality, department, board, bureau, commission or instrumentality; (e) any court, tribunal, arbitrator or arbitral body (public or private) of competent jurisdiction; or (f) any self-regulatory organization.
“Indebtedness” means, with respect to any Person and without duplication: (a) any indebtedness or other obligation for borrowed money (including, for the avoidance of doubt, all amounts owed pursuant to the Pinnacle Loan and Security Agreement to the extent unpaid as of immediately prior to the Closing), whether current, short-term or long-term and whether secured or unsecured; (b) any amounts owing as deferred purchase price for property, equity, assets, goods or services, whether or not contingent and including any “earn out” or similar payments or obligations (calculated assuming such amounts are due in full as of immediately prior to the Closing); (c) any indebtedness or obligations evidenced by any note, bond, debenture, mortgage, Contract or other security or similar instrument; (d) any Liabilities with respect to interest rate or currency swaps, collars, caps, rate protection or similar hedging Contracts; (e) any obligations as an account party in respect of letters of credit or under any surety or performance bond, bankers’ acceptances or any bank overdrafts and similar charges; (f) any obligations under leases (or other arrangement conveying the right to use, including capital or finance leases) required by GAAP to be capitalized on a balance sheet; (g) (i) any unpaid severance payments, and the value of any outstanding severance benefits, now or hereafter owed to any Employee of the Company or any Subsidiary of the Company (or any Employee of the Company or any Subsidiary of the Company who has received or provided notice of a termination of employment); (ii) any earned but unpaid bonuses (including find & sign/mind, A&R or other similar plan bonuses) with respect to any Employee of the Company or any Subsidiary of the Company; (iii) any paid time off (including accrued but unused vacation time) with respect to periods prior to January 1, 2021 owed to any Employee of the Company or any Subsidiary of the Company; and (iv) any deferred compensation obligations earned by any Employee of the Company or any Subsidiary of the Company, in the case of each of the foregoing subclauses (i) through (iv), including the employer portion of employment and all other related Taxes; (h) any unfunded or underfunded pension or pension-like Liabilities and any unfunded or underfunded post-retirement and post-employment benefits Liabilities; (i) any Liabilities under any conditional sale or other title retention Contracts; (j) accrued but unpaid Liabilities to any Affiliate of the Company or any Subsidiary of the Company (other than any Person which will be 100% owned directly or indirectly by the Buyers immediately following the Closing); (k) deferred rent obligations; (l) any deferred revenue; (m) any amounts owed to any Seller or any Affiliate or direct or indirect equityholder of any Seller (including any fees payable pursuant to any advisory, consulting or management Contracts or any other similar Contract with any such Person); (n) any guarantees (including under any “keep well” or similar arrangement) or security with respect to any indebtedness of another Person of a type described in clauses (a) through (m) above; (o) any accrued and unpaid interest and fees on any indebtedness described in clauses (a) through (m) above; (p) any termination fees, prepayment penalties, “breakage” costs, charges, redemption fees, premiums or similar payments associated with the repayment on the Closing Date of any indebtedness described in clauses (a) through (m) above; (q) any Pre-Closing Taxes (if and to the extent such amount is not less than zero) that are unpaid as of immediately prior to the Closing (whether or not due and payable as of immediately prior to the Closing Date, but excluding any disputed or contingent Taxes except to the extent that a reserve is required to be established by GAAP); (r) the incremental amount of any New York City Unincorporated Business Tax (UBT) to be incurred by the Company or any Subsidiary of the Company (less any credit of a portion of UBT against GCT obligations) during the period beginning on the day after the Closing Date through (and including) December 31, 2021(the “UBT Measurement Period”) compared to the amount of UBT and New York City General Corporation Tax (GCT) that would have been incurred by the Company or any Subsidiary of the Company for the UBT Measurement Period if the Company’s status as a partnership for tax purposes had terminated as of the Closing Date (including any credit of UBT against GCT), in each case, determined in accordance with the past practices of the Company and its Subsidiaries; and (s) Twenty Five Thousand Dollars ($25,000) for preparing any Straddle Period Flow-Through Return. For the avoidance of doubt, Indebtedness shall not include: (i) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled; (ii) any Indebtedness incurred by the Buyers, Merger Sub, or any of their respective Affiliates (and subsequently assumed by the Company) including as a result of financing on the Closing Date; or (iii) any royalty obligations or any other ordinary course obligations payable pursuant to Label Artist Agreements.
“Intellectual Property” means, on a worldwide basis, any and all intellectual property, industrial or proprietary rights (by whatever name or term known or designated) arising under law or equity, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including: (a) any and all United States and foreign patents and utility models and equivalent or similar rights anywhere in the world (“Patents”); (b) any and all United States and foreign Copyrights and neighboring rights; (c) any and all United States and foreign trademarks, service marks, trade names, trade dress, logos, mottos, slogans, taglines, corporate names, product names, service names, character names and Domain Names and addresses, and all other indicia of commercial source or origin of a product or a service, and all goodwill associated therewith and symbolized thereby throughout the world (collectively, “Trademarks”); (d) any and all trade secrets under applicable law, and other rights in know-how and confidential or proprietary information, including any and all: (i) processing, manufacturing, marketing, business or customer information; (ii) inventions, processes, ideas, formulae, algorithms, specifications, designs and methods; and (iii) all documentation relating thereto (including papers, blueprints, drawings, reports, diaries, annotations and notebooks) (“Trade Secrets”); (e) any and all other intellectual and industrial property and proprietary rights (of every kind and nature throughout the world and however designated) whether or not analogous to any of the foregoing rights, whether arising by operation of law, Contract, license or otherwise, including all Social Media Accounts; (f) any and all tangible or intangible embodiments of any of the foregoing, in any form and in any media; (g) any and all registrations, applications, renewals, extensions, continuations, continuations-in-part, provisionals, divisions, reissues and re-examinations thereof now or hereafter in force throughout the universe relating to any of the foregoing, in each case with a Governmental Authority (collectively, “Registrations”); and (h) any and all assertion of claims or commencement of Actions (whether past, present or future) arising from or related to any of the foregoing, including the sole, exclusive and independent right to enforce any and all such claims or Actions.
“IRS” means the United States Internal Revenue Service.
“Knowledge of the Buyers” or any similar phrase means the actual knowledge after reasonable inquiry of the Knowledge Persons of the Buyers.
“Knowledge of the Company” or any similar phrase means the actual knowledge after reasonable inquiry of the Knowledge Persons of the Company.
“Knowledge Persons of the Buyers” means, collectively, [***].
“Knowledge Persons of the Company” means, collectively, [***].
“Label Artist Agreement” means any Contract between the Company or a Subsidiary of the Company, on the one hand, and a Label Artist (including a furnishing entity or label), on the other hand.
“Label Artists” means the artists listed on Exhibit C (whether or not such Person(s) have contracted in their individual capacity, through a furnishing entity or Contract with a label).
“Labor Laws” means any Law relating to employment, employment standards, employment of minors, employment discrimination, sexual or other harassment, health and safety, labor relations, withholding, wages, hours, vacation, meal penalties, overtime, classification, workplace safety and insurance or pay equity.
“Law” means all applicable federal, state, regional, local or foreign laws, conventions, constitutions, statutes, codes, wage orders, ordinances, Orders, injunctions, decrees, judgments, arbitration awards, agency requirements, judgments, treaties, common law, licenses, Permits, regulations, published policy or guidance, Labor Laws or other requirements or rules of law of any Governmental Authority, all as amended.
“Liability” means any losses, burdens, liabilities, settlement payments, awards, judgments, fines, penalties, claims, assessments, deficiencies, debts, obligations (whether pursuant to Contract or otherwise), Taxes, damages (including punitive, incidental and consequential damages), charges, costs, fees or expenses (including costs of investigation, court costs and defense and attorneys’ and other professionals’ fees, costs and expenses (including, for the avoidance of doubt, in connection with both a third-party claim and a direct Action between or among the Parties)), in each case, of whatever kind or nature, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, secured or unsecured, disclosed or undisclosed, matured or unmatured, due or to become due, vested or unvested, executory, determined, determinable, contingent, conditional, implied, vicarious, derivative, joint, several, second or otherwise, and whether or not involving a third-party claim (i.e., also including in connection with a direct Action between or among the Parties).
“Licensed Property” means the name(s) (including any professional names, sobriquets and group names(s) heretofore and hereafter adopted), characters, symbols, emblems, logos, designs, artwork, voice and likenesses, visual representations, autographs (including facsimile signatures), biographical material, service marks or trademarks, and copyrights, if any, relating to a Label Artist, whether or not current.
“LionTree” means LionTree LLC.
“Losses” means, with respect to any Person, any Liability against, suffered by or affecting such Person.
“Material” means, with respect to any Catalog Master, any Audiovisual Works, any Recordings Artwork or any other audio or visual asset included within the Company Assets: (a) all Recordings (including any samples embodied therein) and all Compositions; (b) all pictorial graphic, visual, audio or audiovisual (distinct from the underlying Catalog Master or other audio or visual asset to which it relates), digital, literary, animated, artistic, dramatic, sculptural, musical or any other type of creation; (c) all names (including professional names, sobriquets and group names), characters, symbols, emblems, logos, designs, artwork, packaging, voice and likenesses (whether or not current, including photographs, portraits, caricatures and stills from any audio or visual asset), visual representations, autographs (including facsimile signatures), biographical material, metadata or other identifying material; (d) all Merchandise and ticketing, including VIP packages and sponsorships relating thereto; and (e) all Trademarks, Copyrights and other Intellectual Property and any underlying data (including Personal Data), in each case, in connection therewith.
“Material Adverse Effect” means any change, event, occurrence, circumstance, condition, effect or development that, individually or in the aggregate, has or would reasonably be expected to have a material and adverse effect on (a) the business, financial condition, liabilities or results of operations of the Company and each Subsidiary of the Company or the Company Assets or Company Business, taken as a whole; and (b) the ability of the Company to consummate the Contemplated Transactions; provided, however, that, in the case of the foregoing clause (a), Material Adverse Effect shall not include any change, event or circumstance resulting from, relating to or arising out of any of the following:
(a)general economic conditions, including changes in the financial or credit market conditions, interest rates or currency exchanges or the price of materials used in the Company Business;

(b)acts of God or other calamities (including pandemics and epidemics), national or international political or social actions or conditions, including the engagement by any country in hostilities (or the escalation thereof), whether commenced before or after the Effective Date, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;
(c)conditions generally affecting any of the industries in which the Company or any Subsidiary of the Company operate;
(d)changes in GAAP or in Laws of general applicability after the Effective Date;
(e)any failure by the Company or any Subsidiary of the Company to meet any estimates of revenues or earnings for any period ending on or after the Effective Date and prior to the Closing;
(f)any action or inaction by the Company or any Subsidiary of the Company taken or omitted to be taken at the Buyer Representative’s express written request or with the Buyer Representative’s express written consent or a failure to take any action due to the Buyer Representative’s failure to consent thereto following the request of the Seller Representative or the Company; and
(g)the announcement of this Agreement, or the Contemplated Transactions, including by reason of the identity of the Buyers or any public communication of the Buyers’ regarding the plans or intentions of the Buyers’ with respect to the conduct of the Company Business (provided, however, that this clause shall not apply to any representation or warranty to the extent such representation or warranty is intended to address the consequences resulting from the execution of this Agreement, the other Transaction Documents or the consummation of the Contemplated Transactions, including, for the avoidance of doubt, Section 4.4 and Section 5.3);
provided, further, that, (i) with respect to clauses (a), (b), (c) and (d), such change, event or circumstance shall be taken into account only to the extent it disproportionately affects the Company and each Subsidiary of the Company, taken as a whole, compared to other companies operating in the industries in which the Company and the Subsidiaries of the Company operate; and (ii) with respect to clause (e), the underlying change, event, occurrence, circumstance or development shall not be excluded, and may be taken into account, in determining whether there has been or may be a Material Adverse Effect.
“Merchandise” means and includes any and all items of merchandise, whether in physical, digital or other form, including posters, put-ons, pennants, lighters, patches, stickers, trading cards, keychains, buttons, novelty items, calendars, souvenir tour programs, illustrated or photographic books, toys, dolls, lunchboxes, games, equipment, interactive and on-line products and software, etched or embossed wine and beverage bottles and decanters, t-shirts, jerseys, sweatshirts, footwear, hats and other apparel; provided that the term “Merchandise” will specifically exclude Records.
“Merchandise Agreement” means a Label Artist Agreement with respect to the Exploitation of Merchandise embodying the Licensed Property of such Label Artist.

“Merger Consideration” means the aggregate amount of the Closing Merger Consideration as adjusted pursuant to Sections 2.9, 2.10, and 2.11 in each case subject to the respective terms thereof.
“Merger Consideration Letter” means the indicative Merger Consideration payment waterfall set-forth in Exhibit C to the Sellers Consent setting forth the manner in which the Merger Consideration shall be distributed (which, for the avoidance of doubt, shall reflect the distribution terms and conditions as existing in the Company Operating Agreement as of immediately prior to the Closing without modification or deviation, including the deduction of, or a reserve for, certain costs and expenses related to the Contemplated Transaction in accordance with the definition of “Distributable Cash” pursuant to the Company Operating Agreement).
“Moral Right” means all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like.
“Net Adjustment Amount” means an amount, which may be positive or negative, equal to (a) (i) the Final Working Capital; plus (ii) the Final Company Cash; minus (iii) the sum of the Final Company Indebtedness and the Final Company Expenses; minus (b) (i) the Estimated Working Capital; plus (ii) the Estimated Company Cash; minus (iii) the sum of the Estimated Company Indebtedness and the Estimated Company Expenses.
“Net Distribution Agreement Payment Amount” means [***], which represents an amount equal to (i) the amount the Parties have mutually agreed to settle on in lieu of amounts that would have been due to the Company by Atlantic pursuant to October, November, and December (solely through the day that is one (1) Business Day prior to the Closing Date) statements to be rendered with respect to the Buyer Distribution Agreement (collectively, the “Unissued Buyer Distribution Agreement Statements”) less (ii) the amount the Parties have mutually agreed as between the Parties will be deemed to be credited or paid by the Company and all Subsidiaries of the Company based on the amount set forth in item (i) of this definition, including with respect to Royalty Obligations (the “Deemed Royalty Payments”).
“Non-Recourse Party” means, with respect to any Party, any of such Party’s Related Parties; provided that no Party to this Agreement will be considered a Non-Recourse Party.
“On-Roster Label Artist” means any Label Artist, whether such Person(s) contracted in his/her individual capacity or through a furnishing entity, who is subject to any Contract with the Company or any Subsidiary of the Company, which requires or otherwise contemplates the future delivery of Recordings or Compositions or the future submission of available recording artists or songwriters.
“Order” means any order, writ, injunction, decree, consent decree, judgment, ruling, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent, or whether written or oral).

“Organizational Document” means, with respect to any Person that is not a natural person, such Person’s charter, certificate or articles of incorporation or formation, bylaws, memorandum and articles of association, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement, limited liability partnership agreement or other constituent or organizational documents of such Person, in each case, as amended, supplemented or otherwise modified.
“Owned Intellectual Property” means any Intellectual Property owned by or purported to be owned by the Company or any Subsidiary of the Company.
“Partnership Audit Rules” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by P.L. 114-74 of the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder or related thereto, and published administrative interpretations thereof).
“Party” means a party to this Agreement.
“Permits” means any permit, approval, consent, registration, qualification, certificate, exemption, waiver, franchise, license, notice, order, filing or similar authorization of any Governmental Authority necessary for: (a) the lawful conduct of the Company Business as presently conducted; or (b) the lawful ownership by the Company or any Subsidiary of the Company of its assets and properties.
“Permitted Encumbrances” means (a) any restriction on transfer arising under applicable securities Law (collectively, “Securities Law Permitted Encumbrances”); (b) Encumbrances for Taxes or other governmental charges not yet due and payable or delinquent or which are being contested in good faith by appropriate proceedings and for which, in each case, adequate reserves are being maintained in accordance with GAAP and are reflected on the Financial Statements; (c) mechanics’, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business consistent with past practice for amounts which are not yet due or delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings by or on behalf of the Company or any Subsidiary of the Company, and for which, in each case, adequate reserves are being maintained in accordance with GAAP and are reflected on the Financial Statements; (d) non-exclusive licenses to Intellectual Property and Company Works granted in the ordinary course of business consistent with past practice; (e) Encumbrances created by the terms of the Company Contracts in the ordinary course of business consistent with industry practice and custom that do not materially restrict the Company’s right to use Company Assets; provided, that name, likeness, image, photo, and biography restrictions related to the specific Label Artist or the specific Recordings to which a Company Contract relates shall not be considered to materially restrict the Company’s right to use Company Assets; and (f) any Encumbrance granted to any Buyer, or any Affiliate of any Buyer, including, but not limited to, pursuant to the Buyer Distribution Agreement.
“Person” means any individual, corporation, company, general partnership, limited partnership, limited liability partnership, limited liability company, business enterprise, joint venture, estate, trust, association, organization, Governmental Authority or other entity.

“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable natural Person or household, including, but not limited to: a natural Person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, health data, photograph, biometric data, social security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, information that would permit access to a financial account, a user name or password that would permit access to an online account, any data that, if it were subject to a Data Breach, would require notification under Privacy Requirements, or “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Privacy Requirements.
“Pinnacle Loan and Security Agreement” means that certain Loan and Security Agreement dated as of December 14, 2020 by and among the Company and the lenders identified therein.
“Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other bonus, commission, incentive, deferred compensation, option, unit appreciation, profit participation, phantom equity or other equity or equity-based compensation, employment, individual consulting, severance, change in control, retention, termination, profit- or revenue-sharing, savings, retirement, pension, medical, life or other insurance, vacation, paid time off, welfare benefit, cafeteria, fringe-benefit, or other benefit or compensation Contract, plan, policy, program, arrangement or employee handbook, whether written or unwritten, in each case, which is sponsored, maintained or contributed to, or required to be contributed to, by the Company or any Subsidiary of the Company for the benefit of any Employee (or any dependent or beneficiary thereof) of the Company or any Subsidiary of the Company or with respect to which the Company or any Subsidiary of the Company has any liability or obligation, whether actual or contingent.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and the portion of any Straddle Period that ends on or before the Closing Date.
“Pre-Closing Taxes” means any and all (a) Taxes of or with respect to the Company or any Subsidiary of the Company for or relating to any Pre-Closing Tax Period; and (b) any Liabilities for amounts that the Company or any Subsidiary of the Company has deferred pursuant to Section 2302 of the CARES Act; provided that for purposes of determining Pre-Closing Taxes, (i) in the case of a Straddle Period, (A) the amount of any Taxes based on or measured by income, payroll or receipts of the Company or any Subsidiary of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and (B) the amount of other Taxes of the Company or any Subsidiary of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period; (ii) the taxable year of any pass-through entity and controlled foreign corporation shall be deemed to terminate as of the end of the Closing Date (including for purposes of recognizing any income pursuant to Section 951 or Section 951A of the Code) and relevant items of income, gain, deduction, loss or credit of such pass-through entity or controlled foreign corporation shall be allocated to the portion of the taxable year or period of such pass-through entity or controlled foreign corporation that ends as of the end of the Closing Date on a “closing of the books basis”; and (iii) the amount of Pre-Closing Taxes shall be determined (A) by excluding any Taxes attributable to any action taken by any Buyer or any of their respective Affiliates (including the Company or its Subsidiaries) on the Closing Date after the Closing outside the ordinary course of business; (B) in accordance with the past practices (including reporting positions, elections and accounting methods) of the Company in preparing its Tax Returns to the extent allowed under applicable Law; and (C) by taking into account any current Tax assets of the Company or its Subsidiaries, estimated Tax payments and overpayments of Taxes with respect to any Pre-Closing Tax Period, to the extent available to actually reduce the amount of Taxes payable with respect to the applicable Pre-Closing Tax Period.
“Privacy Requirements” means, solely to the extent applicable to the Company and its Subsidiaries, the provisions of the following that set forth privacy or data security requirements that apply to Personal Data: the Federal Trade Commission Act, 15 U.S.C. § 45; the Communications Act, 47 U.S.C. § 222 et seq.; the CAN-SPAM Act of 2003, 15 U.S.C. §§ 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Electronic Communications Privacy Act, 18 U.S.C. § 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; amendments to and regulations promulgated by federal and state agencies in implementation of these laws and requirements; laws governing notification to consumers, Employees or other individuals and regulatory authorities following Data Breaches, Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, and Mass. Gen. Law 93H; federal, state, and local laws governing data security, Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00, and Nev. Rev. Stat. 603A; Cal Civ. Code § 1798.83; Video Privacy Protection Act, 18 U.S.C. 2710, and the Cable Act, 47 U.S.C. 551; local, state, and federal, and privacy, data protection, information security, or related laws relating to the collection, processing, storage, disclosure, disposal, or other handling of Personal Data; international laws, the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC), General Data Protection Regulation (2016/679), and all implementing regulations and requirements, and other similar Laws.
“Purchase Price Adjustment Escrow Amount” means [***].
“Record” means any form of reproduction, distribution, transmission, streaming or other communication of, or facilitation of access to, Recordings (whether or not in physical form) now or hereafter known (including reproductions of sound, alone or together with visual images), which is manufactured, distributed, transmitted, streamed or communicated primarily for personal use, home use, institutional use (e.g., library, school, etc.), jukebox use or use in means of transportation, including any computer-assisted media, application or technology or use as a so-called “ringtone” in any form.
“Recording” means any recording of sound or data used in the production of sound, whether or not coupled with a visual image, by any method and on any substance or material, whether now or hereafter known, which is used or useful in the recording, production or manufacture of Records or for any other use of sound, including temporary copies for so-called “caching” or “buffering”.

“Recordings Artwork” means all so-called “album artwork” and other artwork primarily associated with any Catalog Master and that (a) are used by the Company or any Subsidiary of the Company; or (b) the Company or any Subsidiary of the Company have the right to use.
“Related Party” means, with respect to any Person: (a) any past, current or future Affiliate of such Person; (b) any Representative of such Person; or (c) any Representative of such Person’s past, current or future Affiliates; provided that, (i) with respect to the Sellers, “Related Party” shall not include the Company; and (ii) with respect to the Buyers, “Related Party” shall include the Company.
“Representative” means, with respect to any Person, any past, current or future Employee, manager, managing member, equityholder, agent, partner (general or limited), member, attorney, accountant, advisor, consultant, trustee or other representative of such Person.
“Required Governmental Consents” means all of the approvals or consents of Governmental Authorities required to consummate the Contemplated Transactions and set forth on Schedule 1.1 of the Company Disclosure Schedules.
“Requisite Vote” has the meaning set forth in the Company Operating Agreement.
“Royalty Obligations” means (a) all mechanical, artist, producer and other royalties (including net profits and revenue shares and override royalties) in respect of any Company Work arising out of any Contract to which the Company was or is a party whether or not the Person entitled to receive such payment is recouped under the applicable Contract and (b) any union obligations in respect of any Company Work.
“Securities Act” means the Securities Act of 1933.
“Seller” means each of the Persons identified on Exhibit A (and collectively, the “Sellers”).
“Seller-Affiliated Person” means the Sellers, any Affiliate of any Sellers (other than the Buyers and the Company), any manager, director, managing member, equityholder or Employee of any Seller or any Affiliate of the foregoing (other than the Buyers), and any immediate family member of any of the foregoing Persons.
“Seller Representative” means [***], who has been appointed, pursuant to the Board Consent, to represent the interests of the Company and the Sellers in connection with the Contemplated Transactions.
“Sellers Consent” means that certain consent entered into by and among the Sellers thereto (such Sellers to include (a) Sellers necessary to achieve a Requisite Vote pursuant to the Company Operating Agreement and (b) Sellers representing all of the issued and outstanding Common Units), in which (i) the Sellers (A) approve the Contemplated Transaction and each of the Transaction Documents; and (B) ratify the appointment of the Seller Representative by the Board Consent, substantially in the form attached hereto as Exhibit F.
“Sellers Consent Escrow Amount” means [***].

“Seller Releases” means those certain releases entered into by each of the Sellers thereto providing releases in favor of each Buyer, Merger Sub, the Company and their respective Related Parties, substantially in the form attached hereto as Exhibit H.
“Social Media Accounts” means any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any: (a) social media or social networking website or online service; (b) blog or microblog; (c) mobile application; (d) photo, video or other content-sharing website; (e) virtual game world or virtual social world; (f) rating and review website; (g) wiki or similar collaborative content website; or (h) message board, bulletin board, or similar forum.
“[***]” means [***].
“[***]” means that certain agreement [***].
“[***]” means [***].
“Specified Loans” means the loans set forth in Schedule 5.19 of the Company Disclosure Schedules.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any specified Person, any corporation, company, general partnership, limited partnership, limited liability partnership, limited liability company, other legal entity or other Person of which such specified Person (either alone or together with any other Subsidiary of such specified Person) directly or indirectly: (a) owns more than fifty percent (50%) of the Equity Securities, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity; or (b) of which such specified Person controls the management of such Person.
“Target Working Capital” means [***].
“Tax”, “Taxes”, or “Taxing” means: (a) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other any tax, levy, tariff, duty, governmental fee or charge (including withholding on amounts paid to or by any Person), imposed by any Governmental Authority, and any interest, penalty, addition to tax or additional amount imposed by the Governmental Authority with respect thereto; and (b) any liability for the payment of amounts determined by reference to amounts described in clause (a) as a result of being or having been a member of any group of entities that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any Contract (other than any Contract entered into in the ordinary course of business, the primary purpose of which is not Taxes), as a result of being a transferee or successor, or otherwise by operation of Law.

“Tax Return” means any return (including any information return, claim for refund, tax credit, incentive or benefit, or amended return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information of or with respect to any Tax which is filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority, including any and all attachments, amendments and supplements thereto.
“Top Catalog Masters” means all Catalog Masters of each Top Label Artist.
“Top Label Artists” means the Label Artists identified with an asterisk (i.e., “*”) on Exhibit C.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Board Consent, the Sellers Consent, and the Seller Releases.
“Transfer” means any sale, transfer, assignment, pledge, lien, mortgage, exchange, hypothecation, grant of a security interest or other disposition or Encumbrance of an interest (whether directly or indirectly, with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof. The terms “Transferee,” “Transferor,” “Transferring” and “Transferred,” and other forms of the word “Transfer,” shall have correlative meanings.
“Treasury Regulations” means the regulations promulgated under the Code.
“Working Capital” means, at any date, all Current Assets minus all Current Liabilities as of such date, determined in accordance with the Applicable Accounting Principles. Attached hereto as Exhibit D is a sample calculation of Working Capital.
“Working Capital Overage” means the amount by which the Closing Working Capital exceeds the Target Working Capital, if any.
“Working Capital Underage” means the amount by which the Target Working Capital exceeds the Closing Working Capital, if any.
1.2Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
Actual Royalty Payments	2.12(b)
Affiliate Arrangements	5.19
Agreement	Preamble
Allocation Schedule	2.13
Anti-discrimination Laws	5.17(e)
Assumption Conditions	2.10(b)
Audited Financial Statements	5.5(a)
Buyer 1	Preamble
Buyer 2	Preamble
Buyer-Related Party	2.10(a)
Buyers	Preamble
Certificate of Merger	2.3
Closing	2.2

Closing Date	2.2
Company	Preamble
Company 401(k) Plan	7.9(b)
Company Intellectual Property	5.18(a)
Conveyance Taxes	7.3(e)
Deemed Royalty Payments	1.1
Downward Adjustment Amount	2.9(d)
Effective Date	Preamble
Effective Time	2.3
Enforceability Exceptions	4.3
Escrow Account	3.2(c)
Estimated Closing Statement	2.8
Estimated Company Cash	2.8
Estimated Company Expenses	2.8
Estimated Company Indebtedness	2.8
Estimated Working Capital	2.8
Excess Claim Amount	2.10(i)
Exploit	1.1
Final Closing Statement	2.9(a)
Final Company Cash	2.9(a)
Final Company Expenses	2.9(a)
Final Company Indebtedness	2.9(a)
Final Working Capital	2.9(a)
Financial Statements	5.5(a)
FLSA	5.17(a)
Funds Flow	2.6
Government Antitrust Entity	7.6(d)(i)
Harassment Policies	5.17(f)
Interim Financial Statements	5.5(a)
Interim Period	7.5(a)
Latest Balance Sheet Date	5.5(a)
Lease	5.25(b)
Leases	5.25(b)
Material Contracts	5.13(a)
Merger	Recitals
Merger Sub	Preamble
Notice of Disagreement	2.9(b)
Outstanding Claims Amount	2.10(i)
Outstanding Claims Notice	2.10(i)
Patents	1.1
Pinnacle Pay-Off Letters	3.1(e)
Pre-Closing Flow-Through Returns	7.3(a)(i)
Privileged Communications	12.8(b)
R&W Insurance Policy	7.7
Registrations	1.1

Releasees	2.12(c)
Releasors	2.12(c)
Remaining Album	2.11(a)
Remaining [***] Escrow Amount	2.11(a)(iii)
Reserve	7.12
Retained Firm	12.8(a)
Securities	Recitals
Securities Law Permitted Encumbrances	1.1
Sellers Consent Claim	2.10(a)
Specific Reserve	7.12
Straddle Period Flow-Through Returns	7.3(a)(ii)
Surviving Company	2.1
Termination Date	9.1(b)
Trade Secrets	1.1
Trademarks	1.1
UBT Measurement Period	1.1
Unissued Buyer Distribution Agreement Statements	1.1
Unpaid Firm Financial Obligation Certificate	7.11
Upward Adjustment Amount	2.9(e)
WARN Act	5.17(d)

1.3Interpretive Provisions. Unless the express context otherwise requires:
(a)the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
(c)the terms “Dollars” and “$” mean United States Dollars;
(d)references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;
(e)wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(f)references herein to any gender shall include each other gender;
(g)references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or Transfer not otherwise permitted by this Agreement;

(h)references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
(i)references herein to any Contract (including this Agreement) shall mean such Contract as amended, restated, amended and restated, supplemented or modified from time to time in accordance with the terms thereof;
(j)with respect to the determination of any period of time, the word “from” shall mean “from and including” and the words “to” and “until” shall each mean “to but excluding”;
(k)references herein to any Law shall mean such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;
(l)references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;
(m)the word “or” shall be disjunctive but not exclusive (i.e., unless the context requires otherwise, “or” will be interpreted to mean “and/or” rather than “either/or”);
(n)any accounting term used but not defined herein shall be construed in accordance with GAAP;
(o)wherever any consent, approval, determination or similar decision is to be made in or at a particular Party’s “discretion” under this Agreement, the word “discretion” shall be deemed to mean “sole, absolute and unfettered discretion”; and
(p)if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.
ARTICLE 2
THE TRANSACTIONS
2.1The Merger. Pursuant to the terms and subject to the conditions of this Agreement, at the Effective Time, the Company and Merger Sub shall consummate the Merger in accordance with the Act pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease; (b) the Company shall continue as the surviving company in the Merger and shall continue to be governed by the Laws of the State of Delaware (the “Surviving Company”); (c) the separate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; and (d) the Company shall succeed to and assume all of the rights and obligations of Merger Sub. The Merger shall have the effects set forth in the applicable provisions of the Act.

2.2The Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place remotely through the exchange (via email transmission) of documents and signatures on the second (2nd) Business Day following the satisfaction or waiver of the last condition in Article 8 to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) or at such other time and place as the Buyer Representative and the Seller Representative mutually agree in writing (the “Closing Date”).
2.3Effective Time and Effects of the Merger. Concurrently with the Closing on the Closing Date, the Parties shall file a Certificate of Merger in the form attached hereto as Exhibit E (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Act. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is mutually agreed to by the Parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
2.4The Surviving Company.
(a)Certificate of Formation. The certificate of formation of the Company as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company immediately after the consummation of the Merger and until thereafter changed or amended as provided therein or by applicable Law.
(b)Operating Agreement. The operating agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company immediately after the consummation of the Merger and until thereafter changed or amended as provided therein or by applicable Law.
(c)Managers. The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
(d)Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
2.5Conversion of Securities in the Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Buyers and Merger Sub (or their respective equityholders) or the Company or the Sellers:
(a)All of the Securities issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and converted automatically into the right of the Sellers to receive their respective portion of the Merger Consideration in accordance with the Merger Consideration Letter.

(b)Each unit of Equity Securities of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) unit of Equity Securities of the Surviving Company.
(c)The Sellers, as the sole holders of Securities that were outstanding immediately prior to the Effective Time, shall cease to have any rights as an Equity Security holder of the Company, except the right to receive the Merger Consideration as set forth in this Agreement.
2.6Closing Payments. At least three (3) Business Days prior to the Closing Date, the Seller Representative shall deliver to the Buyer Representative (a) a funds flow memorandum (the “Funds Flow”) that shall include (i) the bank account for receipt of the Merger Consideration (the “Designated Account”), (ii) the amounts and bank accounts for the payment of the Estimated Company Expenses, and (iii) the amounts and bank accounts for the payment of the Company Indebtedness under the Pinnacle Loan and Security Agreement in accordance with the Pinnacle Pay-Off Letters and (b) the Merger Consideration Letter. At the Closing, the Buyer Representative shall pay, by wire transfer of immediately available cash funds, (x) an amount equal to the Closing Merger Consideration to the Designated Account and (y) an amount equal to the Estimated Company Expenses in the amounts and to the accounts designated by the Seller Representative in the Funds Flow, and thereafter the Seller Representative shall distribute the Closing Merger Consideration (net of any expenses incurred in connection with the Contemplated Transaction and not included in the Estimated Company Expenses) to the Sellers in accordance with the Merger Consideration Letter and provide evidence thereof to the Buyer Representative in form and substance acceptable to the Buyer Representative. [***].
2.7Withholding. The Buyers and their respective agents shall be entitled to deduct and withhold from any amounts payable hereunder (including the Merger Consideration) to any Person such amounts as it is required to deduct and withhold under any provision of any Tax Law; provided, that the Buyers acknowledge that absent a change of Law after the date hereof, no withholding shall be required except for any withholding required to be made with respect to any Seller that does not deliver a duly executed and completed IRS Form W-9 in accordance with Section 3.1(c). To the extent that amounts are so deducted and withheld, such amounts shall be (a) deposited with the relevant Governmental Authority; and (b) to the extent so deposited, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
2.8Pre-Closing Merger Consideration Adjustment. At least three (3) Business Days prior to the Closing Date, the Seller Representative shall deliver to the Buyer Representative a statement (the “Estimated Closing Statement”) setting forth an estimate as of Closing of (a) the Closing Working Capital (the “Estimated Working Capital”) and any resulting Estimated Working Capital Overage or Estimated Working Capital Underage; (b) the Company Indebtedness (the “Estimated Company Indebtedness”); (c) the Company Cash (the “Estimated Company Cash”); and (d) the Company Expenses (the “Estimated Company Expenses”), in each case, together with relating supporting calculations. The amounts set forth in the Estimated Closing Statement shall be determined in accordance with the Applicable Accounting Principles (as applicable) and the relevant definitions set forth herein. The Seller Representative shall consider in good faith any comments to the Estimated Closing Statement received from the Buyer Representative prior to the Closing.
2.9Post-Closing Merger Consideration Adjustments.
(a)Final Closing Statement. As soon as practicable but in no event later than ninety (90) days after the Closing Date, the Buyer Representative shall deliver to the Seller Representative a statement (the “Final Closing Statement”) setting forth (i) the Closing Working Capital; (ii) the Company Indebtedness; (iii) the Company Cash; (iv) the Company Expenses; and (v) the Net Adjustment Amount, if any. The amounts set forth in the Final Closing Statement shall be determined in accordance with the Applicable Accounting Principles (as applicable) and the relevant definitions set forth herein. The Final Closing Statement must set forth supporting calculations. If the Buyer Representative does not deliver a Final Closing Statement within such ninety (90) day period, the Estimated Closing Statement and the amounts reflected in the Estimated Closing Statement will be final, conclusive and binding on the Parties. As used herein: “Final Working Capital” means the Closing Working Capital as finally determined in accordance with this Section 2.9(a) or Section 2.9(b), as applicable, and any resulting Working Capital Overage or Working Capital Underage as finally determined in accordance with this Section 2.9(a) or Section 2.9(b); “Final Company Indebtedness” means the Company Indebtedness as finally determined in accordance with this Section 2.9(a) or Section 2.9(b), as applicable; “Final Company Cash” means the Company Cash as finally determined in accordance with this Section 2.9(a) or Section 2.9(b), as applicable; “Final Company Expenses” means the Company Expenses as finally determined in accordance with this Section 2.9(a) or Section 2.9(b), as applicable.
(b)Dispute. Within forty-five (45) days following receipt by the Seller Representative of the Final Closing Statement, the Seller Representative shall either inform the Buyer Representative in writing that the Final Closing Statement is acceptable, or deliver written notice (the “Notice of Disagreement”) to the Buyer Representative of any dispute the Seller Representative has with respect to the Final Closing Statement or the amounts reflected therein. The Notice of Disagreement must describe in reasonable detail the items contained in the Final Closing Statement that the Seller Representative disputes. If the Seller Representative does not notify the Buyer Representative of a dispute with respect to the Final Closing Statement within such 45-day period, such Final Closing Statement and the amounts reflected in the Final Closing Statement will be final, conclusive and binding on the Parties. In the event a Notice of Disagreement is delivered to the Buyer Representative, the Buyer Representative and the Seller Representative shall negotiate in good faith to resolve such dispute and any written determination resulting from such good faith negotiations shall be final, conclusive and binding on the Parties. If the Buyer Representative and the Seller Representative, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Seller Representative delivers the Notice of Disagreement, then the Buyer Representative and the Seller Representative jointly shall engage the Arbitration Firm to resolve such dispute in accordance with the standards set forth in this Section 2.9(b). The Seller Representative and the Buyer Representative shall use commercially reasonable efforts to cause the Arbitration Firm to render a written decision resolving the matters submitted to the Arbitration Firm within thirty (30) days of the making of such submission. The scope of the disputes to be resolved by the Arbitration Firm shall be limited to whether the items in dispute that were included in the Notice of

Disagreement (i) were prepared in a manner consistent with the definitions of Closing Working Capital, Company Indebtedness, Company Cash, Company Expenses or Net Adjustment Amount, as the case may be; and (ii) were determined in accordance with this Agreement and were prepared in accordance with the Applicable Accounting Principles (as applicable), and the Arbitration Firm shall determine, on such basis, acting as expert, whether and to what extent, the Final Closing Statement and the amounts reflected therein, as applicable, require adjustment in order to comply with the terms of this Agreement and the Applicable Accounting Principles (as applicable). The Arbitration Firm is not to make any other determination. The Arbitration Firm’s decision shall be based solely on written submissions by the Seller Representative and the Buyer Representative and their respective Representatives and each of the Seller Representative and the Buyer Representative shall have the opportunity to respond in writing to the other’s written submission. The Arbitration Firm shall (A) address only those items in dispute in the Notice of Disagreement; and (B) may not assign a value greater than the greatest value for such item claimed by either party in the Final Closing Statement or the Notice of Disagreement (as applicable) or smaller than the smallest value for such item claimed by either party in the Final Closing Statement or the Notice of Disagreement (as applicable). Judgment may be entered upon the determination of the Arbitration Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Arbitration Firm shall be allocated between the Seller Representative, on the one hand, and the Buyer Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Arbitration Firm that is unsuccessfully disputed by each such party (as finally determined by the Arbitration Firm) bears to the total amount of such disputed items so submitted.
(c)Access. For purposes of giving effect to the terms set forth in this Section 2.9, during the period from the Buyer Representative’s delivery of the Final Closing Statement until final determination of the Net Adjustment Amount, notwithstanding anything to the contrary herein, the Buyer Representative shall, as may be reasonably requested by the Seller Representative, make available to the Seller Representative copies of all books and records of the Company and any Subsidiary of the Company, in each case, to the extent relating to the calculation of the amounts set forth in the Final Closing Statement and to the extent such Persons execute a customary confidentiality agreement if requested by the Buyer Representative in form and substance reasonably satisfactory to the Buyer Representative, and shall permit reasonable access at reasonable times (such access not to unreasonably disrupt the business and operations of the Company or any Subsidiary of the Company) to the Company’s senior finance personnel and accountants, as may be reasonably requested in connection with the Seller Representative’s review of the Final Closing Statement or the amounts reflected therein and the resolution of any disputes in connection therewith, in each case, to the extent such Persons execute a customary confidentiality agreement if requested by the Buyer Representative in form and substance reasonably satisfactory to the Buyer Representative.
(d)Downward Adjustment. If the Net Adjustment Amount is negative, then the Merger Consideration will be adjusted downward by the amount of the absolute value of such Net Adjustment Amount (the “Downward Adjustment Amount”), and the Seller Representative and the Buyer Representative shall promptly (but in any event within three (3) Business Days from the date on which the Net Adjustment Amount is finally determined pursuant to Section 2.9(b)) deliver a joint written instruction to the Escrow Agent directing the

Escrow Agent to release (i) to the Buyer Representative an amount equal to the Downward Adjustment Amount from the Purchase Price Adjustment Escrow Amount held in the Escrow Account to the account(s) designated in writing by the Buyer Representative to the Seller Representative and the Escrow Agent and (ii) to the Designated Account an amount equal to the balance of the Purchase Price Adjustment Escrow Amount from the Escrow Account and Seller Representative shall thereafter distribute such amount to the Sellers in accordance with the Merger Consideration Letter and provide evidence thereof to the Buyer Representative in form and substance acceptable to the Buyer Representative); provided that if the Seller Representative and the Buyer Representative fail to timely deliver the joint written instruction to the Escrow Agent, either the Seller Representative or the Buyer Representative shall have the right to deliver to the Escrow Agent and the Buyer Representative or the Seller Representative, as applicable, collectively (i.e., the Buyer Representative or the Seller Representative, as applicable, and the Escrow Agent shall be recipients of a single written notice addressed to both of them) the arbitration award rendered by the Arbitration Firm in accordance with Section 2.9(b) setting forth the final determination of the Net Adjustment Amount and the amount of the Purchase Price Adjustment Escrow Amount to be disbursed and to whom such amount is to be disbursed, and the Escrow Agent shall disburse all or part of the Purchase Price Adjustment Escrow Amount in accordance with such arbitration award.
(e)Upward Adjustment. If the Net Adjustment Amount is positive, then the Merger Consideration will be adjusted upward by the amount of such Net Adjustment Amount (the “Upward Adjustment Amount”), and (i) the Buyer Representative shall pay to the Designated Account (and Seller Representative shall thereafter distribute to the Sellers in accordance with the Merger Consideration Letter and provide evidence thereof to the Buyer Representative in form and substance acceptable to the Buyer Representative), an amount equal to the lesser of (A) the Upward Adjustment Amount and (B) [***] within three (3) Business Days from the date on which the Net Adjustment Amount is finally determined pursuant to Section 2.9(b) by wire transfer of immediately available funds (which, for the avoidance of doubt, shall not come from the Purchase Price Adjustment Escrow Amount); and (ii) the Buyer Representative and the Seller Representative shall promptly (but in any event within three (3) Business Days from the date on which the Net Adjustment Amount is finally determined pursuant to Section 2.9(b)) deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release and pay to the Designated Account the Purchase Price Adjustment Escrow Amount from the Escrow Account (and Seller Representative shall thereafter distribute such amount to the Sellers in accordance with the Merger Consideration Letter and provide evidence thereof to the Buyer Representative in form and substance acceptable to the Buyer Representative); provided that if the Seller Representative and the Buyer Representative fail to timely deliver the joint written instruction to the Escrow Agent, either the Seller Representative or the Buyer Representative shall have the right to deliver to the Escrow Agent and the Buyer Representative or the Seller Representative, as applicable, collectively (i.e., the Buyer Representative or the Seller Representative, as applicable, and the Escrow Agent shall be recipients of a single written notice addressed to both of them) the arbitration award rendered by the Arbitration Firm in accordance with Section 2.9(b) setting forth the final determination of the Net Adjustment Amount and the amount of the Purchase Price Adjustment Escrow Amount to be disbursed and to whom such amount is to be disbursed, and the Escrow Agent shall disburse all or part of the Purchase Price Adjustment Escrow Amount in accordance with such arbitration award.

(f)No Adjustment. If the Net Adjustment Amount is equal to zero ($0), there shall be no adjustment to the Merger Consideration pursuant to this Section 2.9, and the Buyer Representative and the Seller Representative shall promptly (but in any event within three (3) Business Days from the date on which the Net Adjustment Amount is finally determined pursuant to Section 2.9(b)) deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release and pay to the Designated Account the full Purchase Price Adjustment Escrow Amount from the Escrow Account (and the Seller Representative shall thereafter distribute such amount to the Sellers in accordance with the Merger Consideration Letter and provide evidence thereof to the Buyer Representative in form and substance acceptable to the Buyer Representative); provided that if the Seller Representative and the Buyer Representative fail to timely deliver the joint written instruction to the Escrow Agent, either the Seller Representative or the Buyer Representative shall have the right to deliver to the Escrow Agent and the Buyer Representative or the Seller Representative, as applicable, collectively (i.e., the Buyer Representative or the Seller Representative, as applicable, and the Escrow Agent shall be recipients of a single written notice addressed to both of them) the arbitration award rendered by the Arbitration Firm in accordance with Section 2.9(b) setting forth the final determination of the Net Adjustment Amount and the amount of the Purchase Price Adjustment Escrow Amount to be disbursed and to whom such amount is to be disbursed (in the case of this Section 2.9(f), the full Purchase Price Adjustment Escrow Amount to the Designated Account), and the Escrow Agent shall disburse the full Purchase Price Adjustment Escrow Amount to the Designated Account (and the Seller Representative shall thereafter distribute such amount to the Sellers in accordance with the Merger Consideration Letter and provide evidence thereof to the Buyer Representative in form and substance acceptable to the Buyer Representative) in accordance with such arbitration award.
2.10Sellers Consent Adjustment.
(a)In connection with the Sellers Consent, the Buyer Representative shall pay the Sellers Consent Escrow Amount to the Escrow Account for the purpose of satisfying any and all Losses of any Buyer and its respective Related Parties and all predecessors, assigns and successors thereto (each such Person, a “Buyer-Related Party”) to the extent caused by, arising out of, resulting from, relating to, or otherwise incurred by virtue of any Action brought by or on behalf of any Person (including any Seller or its Related Parties and all predecessors, assigns and successors thereto) in connection with (i) any action or inaction taken by the Seller Representative with respect to the Contemplated Transactions and the Transaction Documents (other than, for the avoidance of doubt, enforcing the rights of the Seller Representative or the Sellers with respect to the Contemplated Transactions and the Transaction Documents); (ii) any breach or failure to perform by a Seller of the Sellers Consent; (iii) the calculation, payment or distribution of the Merger Consideration including any Seller’s portion of the Merger Consideration in accordance with the Merger Consideration Letter; or (iv) with respect to any alleged appraisal, dissenters, or similar rights in connection with the Transaction Documents and the Contemplated Transaction, in each case, absent Fraud and/or the breach of this Agreement or the Escrow Agreement by any Buyer-Related Party other than the Company or any Subsidiary of the Company (solely to the extent that such breach was the cause of, or resulted in, the event giving rise to the Losses (i.e., if an Action asserts both claims caused by or resulting from the breach of this Agreement or the Escrow Agreement by a Buyer-Related Party other than the Company or any Subsidiary of the Company and claims that were not caused by or resulting from such breach, the Losses from such Action shall be allocated in fair and reasonable manner among such claims)) (each a “Sellers Consent Claim”).
(b)A Buyer-Related Party seeking satisfaction of any Losses caused by, arising out of, resulting from, relating to, or otherwise incurred by virtue of any Sellers Consent Claim shall provide the Seller Representative with reasonably prompt notice of such Sellers Consent Claim. The failure to so notify the Seller Representative shall not affect the Buyer-Related Party’s right to recover any of the Sellers Consent Escrow Amount hereunder, except to the extent such failure shall have materially prejudiced the Seller Representative (and then only to the extent of such prejudice). Seller Representative shall have the right, in its discretion and at its expense, to participate in and control the defense of such Sellers Consent Claim with counsel of the Seller Representative’s choice reasonably satisfactory to the Buyer-Related Party; provided that the Seller Representative shall have the right to control the defense of such Sellers Consent Claim only if (i) the Sellers Consent Claim involves only money damages, and does not seek an injunction or other equitable or provisional relief; (ii) the Sellers Consent Claim does not involve criminal allegations, nor was it brought by a Governmental Authority; (iii) the Seller Representative assumes the defense of such Sellers Consent Claim in writing within fifteen (15) Business Days of receipt by the Seller Representative of notice of such Sellers Consent Claim; and (iv) if the Seller Representative assumes the defense of such Sellers Consent Claim, the Seller Representative conducts the defense of the Sellers Consent Claim actively and diligently, and agrees in writing to fully satisfy the Buyer-Related Party for any and all Losses (subject to the limits set forth in this Section 2.10, including being limited to the then remaining Sellers Consent Escrow Amount, if any), as applicable, in respect of such Sellers Consent Claim (the conditions set forth in the foregoing clauses (i) through (iv), collectively, the “Assumption Conditions”).
(c)So long as the Seller Representative is conducting the defense of the Sellers Consent Claim in accordance with Section 2.10(b), (i) the Buyer-Related Party may participate in the defense of such Sellers Consent Claim and may employ separate counsel of its choice, at its expense (which shall not constitute Loss), for such purpose and (ii) the Seller Representative will not consent to the entry of any judgment on or enter into any settlement with respect to the Sellers Consent Claim without the prior written consent of the Buyer-Related Party other than any such judgment or settlement involving only the payment of money damages for which the Seller Representative agrees in writing to pay and that provides a full, unconditional release of the Buyer-Related Party; provided that, in no event shall the Seller Representative consent to the entry of any judgment on or enter into any settlement with respect to a Sellers Consent Claim without the prior written consent of the Buyer-Related Party (such consent not to be unreasonably withheld, conditioned or delayed) in the following circumstances: (A) the Sellers Consent Claim involves a Governmental Authority, or any material supplier, customer, or other partner to the business of the Buyer-Related Party; (B) settlement of, or an adverse judgment with respect to, the Sellers Consent Claim is, in the good faith judgment of the Buyer-Related Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Buyer-Related Party; or (C) if, in the good faith judgment of the Buyer-Related Party, a material conflict of interest exists between the Buyer-Related Party and the Seller Representative related to the Sellers Consent Claim.

(d)In the event any of the Assumption Conditions are or become unsatisfied, then (i) the Buyer-Related Party may defend against the Sellers Consent Claim in any manner he, she, or it may deem appropriate; (ii) the Buyer-Related Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Sellers Consent Claim without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed); and (iii) the Sellers Consent Escrow Amount will be used to satisfy any Losses the Buyer-Related Party may suffer caused by, resulting from, or arising out of the Sellers Consent Claim to the fullest extent provided in this Section 2.10.
(e)It is acknowledged and agreed that the denial or non-admission of any allegation by a Person of facts that, if true, would mean the breach of any provision of this Agreement (including in the context of a consent to the entry of a judgment or the settlement of any Sellers Consent Claim) shall not constitute evidence as to, and shall not be taken into consideration in determining, whether any Buyer-Related Party is entitled to satisfaction by the Sellers Consent Escrow Amount under this Section 2.10.
(f)The obligations of the Seller Representative pursuant to this Section 2.10 shall survive and continue following the execution of this Agreement until the entire Sellers Consent Escrow Amount has been released by the Escrow Agent. Such survival period is in lieu of, and the Parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity.
(g)Other than in the case of Fraud, the maximum satisfaction of Losses by a Buyer-Related Party for all Sellers Consent Claims, in the aggregate, shall not exceed an amount equal to the Sellers Consent Escrow Amount.
(h)If any Sellers Consent Claim results in any Losses to any Buyer-Related Party, the Buyer Representative shall deliver a notice to the Seller Representative and the Escrow Agent, collectively (i.e., the Seller Representative and the Escrow Agent shall be recipients of a single written notice addressed to both of them), directing the Escrow Agent to release and pay the applicable portion (which may be all) of the Sellers Consent Escrow Amount from the Escrow Account to the Buyer Representative, and the Escrow Agent shall release and pay such portion of the Sellers Consent Escrow Amount in accordance with such notice five (5) Business Days following the date that the Buyer Representative delivered the notice to the Seller Representative and the Escrow Agent if the Seller Representative does not deliver a written objection to the Escrow Agent and the Buyer Representative within such five (5) Business Day period. If the Seller Representative delivers a written objection to the Escrow Agent and the Buyer Representative within such five (5) Business Day period and the Buyer Representative and the Seller Representative, notwithstanding good faith effort, fail to agree upon the proper release of the applicable Sellers Consent Escrow Amount, then the Buyer Representative and the Seller Representative shall submit such dispute to arbitration pursuant to the Arbitration Provisions and the Escrow Agent shall release the applicable portion (if any) of the Sellers Consent Escrow Amount upon the earlier to occur of (i) the receipt by the Escrow Agent of joint written instructions from the Buyer Representative and the Seller Representative, in which case the Escrow Agent shall release and pay the applicable portion (if any) of the Sellers Consent Escrow Amount in accordance with the joint written instructions; and (ii) the receipt by the Escrow Agent from either party of an Award rendered pursuant to the Arbitration Provisions, in which case the Escrow Agent shall release and pay the applicable portion (if any) of the Sellers Consent Escrow Amount in accordance with the Award.
(i)The Sellers Consent Escrow Amount shall be paid as follows:
(i)Five (5) Business Days following the six (6) month anniversary of the Closing Date, the Escrow Agent shall release and pay from the Escrow Account to the Designated Account an amount such that immediately following such payment the balance of the Sellers Consent Escrow Amount in the Escrow Account will be equal to [***] (and Seller Representative shall thereafter distribute such amount to the Sellers in accordance with the Merger Consideration Letter and provide evidence thereof to the Buyer Representative in form and substance acceptable to the Buyer Representative); provided, that if prior to the six (6) month anniversary of the Closing Date the Escrow Agent has received an Outstanding Claims Notice that exceeds [***] (such excess the “Excess Claim Amount”), the amount paid by the Escrow Agent to the Designated Account shall be reduced by an amount equal to the Excess Claim Amount.
(ii)Five (5) Business Days following the one (1) year anniversary of the Closing Date, the Escrow Agent shall release and pay to the Designated Account the remaining balance of the Sellers Consent Escrow Amount from the Escrow Account (and Seller Representative shall thereafter distribute such amount to the Sellers in accordance with the Merger Consideration Letter and provide evidence thereof to the Buyer Representative in form and substance acceptable to the Buyer Representative); provided, that, if prior to the one (1) year anniversary of the Closing Date the Escrow Agent has received an Outstanding Claims Notice, the Escrow Agent shall retain in the Escrow Account a portion of the remaining Sellers Consent Escrow Amount equal to the Outstanding Claims Amount and such amount shall be released and paid pursuant to the remainder of this Section 2.10(i).
(iii)Notwithstanding anything in this Section 2.10(i) to the contrary, if as of the six (6) month anniversary of the Closing Date and the one (1) year anniversary of the Closing Date, as applicable, there are any unresolved, pending, asserted or threatened Sellers Consent Claims, the Buyer Representative shall deliver a notice (the “Outstanding Claims Notice”) to the Escrow Agent and the Seller Representative, collectively (i.e., the Seller Representative and the Escrow Agent shall be recipients of a single written notice addressed to both of them) setting forth a good faith estimate as to the potential amount of Losses associated with such Sellers Consent Claims (the “Outstanding Claims Amount”) and such estimated amount (or, if the estimated amount exceeds the remaining Sellers Consent Escrow Amount, the remaining portion of the Sellers Consent Escrow Amount) shall, subject to Sections 2.10(i)(i) and (ii) above, remain in the Escrow Account until the earlier to occur of (i) the receipt by the Escrow Agent of joint written instructions from the Buyer Representative and the Seller Representative, in which case the Escrow Agent shall release and pay the applicable portion (if any) of the Sellers Consent Escrow Amount in accordance with the joint written instructions; and (ii) the receipt by the Escrow Agent from either party of an Award rendered pursuant to the Arbitration Provisions, in which case the Escrow Agent shall release and pay the applicable portion (if any) of the Sellers Consent Escrow Amount in accordance with the Award.
(iv)If the Seller Representative and the Buyer Representative, notwithstanding good faith effort, fail to agree upon the amount of Sellers Consent Escrow Amount to be held or released from the Escrow Account, then the Buyer Representative and the Seller Representative shall submit such dispute to arbitration pursuant to the Arbitration Provisions and the Escrow Agent shall release the applicable portion (if any) of the Sellers Consent Escrow Amount upon the earlier to occur of (i) the receipt by the Escrow Agent of joint written instructions from the Buyer Representative and the Seller Representative, in which case the Escrow Agent shall release and pay the applicable portion (if any) of the Sellers Consent Escrow Amount in accordance with the joint written instructions; and (ii) the receipt by the Escrow Agent from either party of an Award rendered pursuant to the Arbitration Provisions, in which case the Escrow Agent shall release and pay the applicable portion (if any) of the Sellers Consent Escrow Amount in accordance with the Award.
2.11[***].
(a)[***].
(b)[***].
2.12Buyer Distribution Agreement.
(a)The Buyer Representative shall, on the Closing Date immediately prior to the Closing, pay to the Company an amount equal to the Net Distribution Agreement Payment Amount, by wire transfer of immediately available cash funds, to the Designated Account, and thereafter the Seller Representative shall distribute the Net Distribution Agreement Payment Amount to the Sellers in accordance with the Merger Consideration Letter and provide evidence thereof to the Buyer Representative in form and substance acceptable to the Buyer Representative. [***].
(b)For the avoidance of doubt, the Net Distribution Agreement Payment Amount and all third party payments, including Royalty Obligations, based on the Net Distribution Agreement Payment and the Unissued Buyer Distribution Agreement Statements shall be excluded for purposes of calculating Working Capital and Company Cash. For the avoidance of doubt, the Parties agree and acknowledge that the Deemed Royalty Payments are an estimate agreed to among the Parties for purposes of the calculation of the Net Distribution Agreement Payment but do not necessary reflect the actual payments, including Royalty Obligations, that the Company and each Subsidiary of the Company will be required to pay or credit on or after the Closing based on the Net Distribution Agreement Payment and the Unissued Buyer Distribution Agreement Statements (the “Actual Royalty Payments”).
(c)Following the payment of the Net Distribution Agreement Payment Amount, the Sellers shall not be entitled to receive any additional payments in connection with the Buyer Distribution Agreement (regardless of any amounts actually received by any Buyer or any of its respective Related Parties at any time in connection with the Buyer Distribution

Agreement or otherwise). The Seller Representative, on behalf of itself and each of the Sellers, and its and their respective Related Parties and its and their respective successors and assigns (collectively, the “Releasors”), hereby unconditionally and irrevocably releases and discharges the Buyers, Merger Sub, the Company, their respective Related Parties and their respective successors and assigns (collectively, the “Releasees”), in each case from any and all Actions, Losses, payment rights, audit rights, rights to receive accounting statements, demands, liens, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, Orders and Liabilities, of whatever kind or nature, at law, in equity or otherwise, whether now known or unknown, suspected or unsuspected, fixed or contingent or choate or inchoate, and whether or not concealed or hidden, which such Releasor ever had, now has or hereafter can, shall or may have against any Releasee for, upon or by reason of any matter, fact or circumstance occurring or arising at any time relating to the Buyer Distribution Agreement, other than for, upon or by reason of the Company’s failure to pay any and all Actual Royalty Payments (“Excluded Claims”) and the Buyers, Merger Sub, and the Company hereby agree to jointly and severally indemnify, defend and hold harmless the Releasors for all third party (including Label Artists, but, for the avoidance of doubt, not including any Sellers, the Company, any Subsidiaries of the Company, and any current or former Employee of the Company or any Subsidiary of the Company) Actions, Losses, payment rights, demands, obligations, controversies, costs, attorneys’ fees, expenses, damages, judgments, Orders and Liabilities, of whatever kind or nature, at law, in equity or otherwise, related to, based on or in connection with the Excluded Claims.
2.13Allocation of Merger Consideration. Within ninety (90) days following the Closing, the Seller Representative shall deliver to the Buyer Representative a draft schedule (the “Allocation Schedule”) allocating the Merger Consideration (including, for purposes of this Section 2.13, any other consideration paid to the Designated Account and distributed to the Sellers, to the extent treated as part of the Merger Consideration for applicable Tax purposes) among the Company Assets. The Allocation Schedule shall be reasonable and shall be prepared in accordance with applicable Tax Law. The Seller Representative shall consult with the Buyer Representative regarding the draft Allocation Schedule and consider in good faith any reasonable comments of the Buyer Representative with respect to the draft Allocation Schedule that are submitted to the Seller Representative in writing within fifteen (15) days after the Buyer Representative receives the draft Allocation Schedule; provided that if the Buyers and the Sellers do not resolve any disagreement regarding the draft Allocation Schedule within thirty (30) days after the Seller Representative receives the draft Allocation Schedule, then the draft Allocation Schedule shall not be binding on either the Buyers or the Sellers, including for purposes of filing any applicable Tax forms and federal, state, local and foreign Tax Returns, and the Buyers and the Sellers may each prepare and utilize an Allocation Schedule acceptable to them.
ARTICLE 3
CLOSING ITEMS
3.1Company Closing Items. At the Closing, except with respect to the Funds Flow and the Merger Consideration Letter, which shall have been delivered three (3) Business Day prior to the Closing; the Unpaid Firm Financial Obligation Certificate, which shall have been delivered one (1) Business Day prior to the Closing; and the Board Consent, which shall have been delivered prior to the Effective Date, the Seller Representative shall have delivered to the Buyer Representative each of the following:
(a)the Employment Agreement, duly executed by the applicable employee;
(b)a good standing certificate of each of the Company and each Subsidiary of the Company from the Secretary of State of their respective state of formation, dated within ten (10) days prior to the Closing Date;
(c)either (i) a duly executed and completed IRS Form W-9 from each Seller that is a U.S. Person, certifying that, for U.S. federal income Tax purposes, each such Seller is not a foreign Person and is not subject to backup withholding; or (ii) a duly executed and completed applicable IRS Form W-8 from each Seller that is a foreign Person, together with a duly executed and completed certification as to such foreign Seller's share of partnership liabilities in accordance with Treasury Regulation Section 1.1446(f)-2(c)(2)(ii)(B) (provided, however, that the Buyers’ and Merger Sub’s sole remedy in the event that any Seller fails to deliver such IRS Form W-8 and certification or W-9 shall be to withhold from such Seller’s portion of the Merger Consideration as required under applicable law pursuant to the terms of Section 2.7 in any Buyer’s discretion);
(d)all third-party consents set forth on Schedule 3.1(d) of the Company Disclosure Schedules, in each case, in form and substance acceptable to the Buyer Representative in its reasonable discretion;
(e)evidence of the pay-off of, and the release and termination of all Encumbrances in connection with, the Pinnacle Loan and Security Agreement, in each case, in form and substance reasonably satisfactory to the Buyer Representative (collectively, the “Pinnacle Pay-Off Letters”);
(f)evidence of the release and termination (and, as applicable, the pay-off) of the Affiliate Arrangements (including, for the avoidance of doubt, the Specified Loans), in each case, in form and substance reasonably satisfactory to the Buyer Representative;
(g)evidence of resignation by the managers of the Company, in each case, in form and substance reasonably satisfactory to the Buyer Representative;
(h)the Company Secretary’s Certificate, duly executed by the Company;
(i)the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent;
(j)the Funds Flow;
(k)the Merger Consideration Letter;
(l)the Unpaid Firm Financial Obligation Certificate;

(m)the Sellers Consent, duly executed by the applicable Sellers and the Seller Representative;
(n)the Seller Releases, duly executed by the applicable Sellers;
(o)the Board Consent, duly executed by the board of managers of the Company;
(p)a duly executed and completed certification from the Company that no withholding is required under Section 1445 of the Code and Treasury Regulation Section 1.1445-11T(d)(1) in accordance with Treasury Regulation Section 1.1445-11T(d)(2); and
(q)evidence of the exercise of the tail policy on the existing directors & officers and cybersecurity policies, in each case, in form and substance reasonably satisfactory to the Buyer Representative and in accordance with Section 7.8 hereof.
3.2Buyers Closing Items. At the Closing, the Buyer Representative shall have delivered (or caused to have been delivered) each of the following:
(a)to the Seller Representative an amount in cash equal to (i) the Closing Merger Consideration to the Designated Account (such amount to be distributed to the Sellers in accordance with the Merger Consideration Letter and Seller Representative to provide evidence thereof to the Buyer Representative in form and substance acceptable to the Buyer Representative), (ii) the Estimated Company Expenses in the amounts and to the accounts designated in the Funds Flow, and (iii) the Net Distribution Agreement Payment Amount to the Designated Account (such amount to be distributed to the Sellers in accordance with the Merger Consideration Letter and Seller Representative to provide evidence thereof to the Buyer Representative in form and substance acceptable to the Buyer Representative);
(b)to the applicable payees set forth in the Pinnacle Pay-Off Letters, the Company Indebtedness under the Pinnacle Loan and Security Agreement in accordance with the Pinnacle Pay-Off Letters;
(c)to the Escrow Agent for deposit in an escrow account with respect to the Escrow Amount (the “Escrow Account”), an amount in cash equal to the Escrow Amount to the account(s) designated in the Escrow Agreement or otherwise designated in writing by the Escrow Agent prior to the Closing Date, to be held by the Escrow Agent and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and the applicable provisions of this Agreement;
(d)to the applicable Employee, the Employment Agreement, duly executed by Elektra Music Group Inc.;
(e)to the Seller Representative, a good standing certificate of Buyer 1 from the Secretary of the State of Delaware, dated within ten (10) days prior to the Closing Date;
(f)to the Seller Representative, a good standing certificate of Buyer 2 from the Secretary of the State of Delaware, dated within ten (10) days prior to the Closing Date;

(g)to the Seller Representative, the Buyer 1 Secretary’s Certificate, duly executed by Buyer 1;
(h)to the Seller Representative, the Buyer 2 Secretary’s Certificate, duly executed by Buyer 2;
(i)to the Seller Representative, the Merger Sub Secretary’s Certificate, duly executed by the Merger Sub; and
(j)to the Seller Representative, the Escrow Agreement, duly executed by the Buyer Representative.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING EACH SELLER
Except as set forth on the Company Disclosure Schedules (construed in accordance with Section 12.3), with respect to each Seller the Company hereby represents and warrants to the Buyers that the statements contained in this Article 4 are true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to another date (in which case as of such other date)):
4.1Organization. If such Seller is a legal entity, such Seller is duly formed, validly existing and in good standing under the Laws of its formation. Such Seller (a) has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted; and (b) has all requisite power and authority and legal right to own the Securities and consummate the Contemplated Transactions. There is no pending or threatened in writing to such Seller or, to the Knowledge of the Company, otherwise threatened dissolution, liquidation, bankruptcy, reorganization or insolvency of such Seller.
4.2Authority. Such Seller has the requisite legal capacity, power and authority to execute, deliver and perform any Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance by such Seller of any Transaction Documents to which it is a party and the consummation of the Contemplated Transactions by such Seller have been duly and validly authorized by all necessary action on the part of such Seller, and no other proceeding, consent or authorization on the part of such Seller, its board of directors or similar governing body or its equityholders is necessary to authorize the execution, delivery and performance by such Seller of any Transaction Document to which it is a party or the consummation of the Contemplated Transactions by such Seller.
4.3Binding Obligation. Any Transaction Documents to which such Seller is a party have been duly and validly executed and delivered by such Seller. Assuming that each such Transaction Document has been duly executed and delivered by the other parties thereto, each such Transaction Document to which such Seller is a party constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar applicable Laws affecting the enforcement of creditors’ rights and remedies; and (b) general principles of equity (collectively, the “Enforceability Exceptions”).
4.4No Conflicts. The execution, delivery and performance by such Seller of any Transaction Documents to which it is a party and the consummation of the Contemplated Transactions by such Seller do not and will not (as applicable): (a) if such Seller is a legal entity, conflict with, result in a breach of, violate, or constitute a default under, or constitute an event that, after notice or lapse of time or both, would result in a conflict with, breach of, violation of, or constitute a default under, any provision of the Organizational Documents of such Seller; (b) materially conflict with, result in a material breach of, violate, or constitute a default under, or constitute an event that, after notice or lapse of time or both, would result in a conflict with, material breach of, violation of, or constitute a default under, any provision of any Law or Order applicable to such Seller or the property or assets of such Seller or the Company or any of the Company Assets; and (c) materially conflict with, result in a breach of, violate, constitute a default under, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on, or constitute an event that, after notice or lapse of time or both, would result in a conflict with, breach of, violation of, constitute a default under, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on the Securities or the Company Assets.
4.5No Governmental Authorizations. Other than the Required Governmental Consents, no authorization, consent, approval, Order or other action by, and no notice to or designation, declaration or filing with, any Governmental Authority or other Person will be required to be obtained or made by such Seller in connection with the execution, delivery and performance by such Seller of any Transaction Documents to which it is a party or the consummation of the Contemplated Transactions by such Seller.
4.6The Securities. At Closing, the Securities owned by such Seller represent one hundred percent (100%) of such Seller’s issued and outstanding Equity Securities of the Company. At the Closing, such Seller will hold of record, own beneficially and have good and valid title to such Securities, free and clear of all Encumbrances (other than Securities Law Permitted Encumbrances).
4.7No Actions. There are no Actions pending or threatened in writing to such Seller or, to the Knowledge of the Company, otherwise threatened against such Seller by or before any Governmental Authority which seek to prevent such Seller from consummating, or would impair such Seller’s ability to consummate, the Contemplated Transactions or that would reasonably be expected to adversely affect the ability of such Seller to perform its obligations under any Transaction Document to which it is a party. There is no investigation by any Governmental Authority that is pending or threatened in writing to such Seller or, to the Knowledge of the Company, otherwise threatened against such Seller or otherwise affecting such Seller, which would have an adverse effect on such Seller’s performance under any Transaction Documents, to which such Seller is a party or by which it is bound, or on the consummation of the Contemplated Transactions.
4.8No Orders. Such Seller is not subject to any pending or outstanding Order that prohibits or otherwise restricts the ability of the such Seller to consummate fully the

Contemplated Transactions or otherwise perform its obligations pursuant to any Transaction Document to which it is a party.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth on the Company Disclosure Schedules (construed in accordance with Section 12.3), the Company hereby represents and warrants to the Buyers that the statements contained in this Article 5 are true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to another date (in which case, as of such other date)):
5.1Organization and Authority.
(a)The Company and each Subsidiary of the Company is duly formed, validly existing and in good standing under the Laws of the state of its formation. The Company and each Subsidiary of the Company has the requisite power and authority to (i) execute and deliver this Agreement and the Transaction Documents to which the Company is, or is specified to be, a party and to perform the Company’s obligations hereunder and thereunder and to consummate the Contemplated Transactions; (ii) own, lease and operate the Company Assets; and (iii) conduct the Company Business. The Company and each Subsidiary of the Company has been qualified, licensed or registered to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership, use or leasing of the Company Assets or the conduct or nature of the Company Business makes such licensing, qualification, or registration necessary, except to the extent the failure to be qualified, licensed or registered would not, individually or in the aggregate, be material to the Company and each Subsidiary of the Company taken as a whole. There is no pending or threatened in writing to the Company or, to the Knowledge of the Company, otherwise threatened dissolution, liquidation, bankruptcy, reorganization or insolvency of the Company and any Subsidiary of the Company.
(b)The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to be entered into by the Company at Closing and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action of the Company, and no other acts or proceedings on the part of the Company, its board of directors or similar governing body or its equityholders are necessary to authorize the execution, delivery or performance of this Agreement or any of the Transaction Documents or the consummation of the Contemplated Transactions. This Agreement has been, and each such other Transaction Document on the Closing Date will be, duly and validly executed and delivered by the Company and constitutes or will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with this Agreement’s and each Transaction Document’s respective terms, subject to the Enforceability Exceptions.
5.2Capitalization of the Company; Subsidiaries; Organizational Documents.

(a)The Securities constitute one hundred percent (100%) of the authorized, issued and outstanding Equity Securities of the Company. Schedule 5.2(a) of the Company Disclosure Schedules sets forth: (i) a complete and accurate list of the authorized, issued and outstanding Equity Securities of the Company; and (ii) as of immediately prior to Closing, the record and beneficial owner(s) of all of the authorized, issued and outstanding Equity Securities of the Company. Except as set forth on Schedule 5.2(a) of the Company Disclosure Schedules, there are no other Equity Securities of the Company authorized, issued, reserved for issuance or outstanding, and there are no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls, commitments, or Contracts relating to the Equity Securities of the Company to which the Company is a party or is bound requiring the issuance, delivery or sale of Equity Securities of the Company.
(b)Except as set forth on Schedule 5.2(b) of the Company Disclosure Schedules, the Company does not have, and has never had, any authorized, issued or outstanding stock appreciation, phantom stock, profit participation or similar rights. The Company does not have, and has never had, any authorized, issued or outstanding bonds, debentures, notes or other evidence of Indebtedness the holders of which have the right to vote (or that are convertible into, exchangeable for, or evidencing the right to subscribe for Equity Securities having the right to vote) with the holders of Equity Securities of the Company on any matter. As of immediately prior to Closing, other than this Agreement and the Transaction Documents, there will be no Contracts with any party other than a Seller to which the Company is a party or is bound to: (i) repurchase, redeem or otherwise acquire any of the Securities; or (ii) vote or dispose of any of the Securities, except as set forth on Schedule 5.2(b) of the Company Disclosure Schedules. As of immediately prior to Closing, no Person will have any right of first/last offer, right of first/last refusal or preemptive right in connection with any future offer, sale or issuance of any of the Securities, except as set forth on Schedule 5.2(b) of the Company Disclosure Schedules.
(c)All of the Securities are duly authorized, validly issued, fully paid and non-assessable.
(d)Except as set forth on Schedule 5.2(d) of the Company Disclosure Schedules, the Company does not have any Subsidiary. Schedule 5.2(d) of the Company Disclosure Schedules sets forth the Company’s ownership of the Equity Securities of each Subsidiary of the Company. All of the issued and outstanding Equity Securities of each such Subsidiary owned by the Company are duly authorized and validly issued, free and clear of any and all Encumbrances (other than Securities Law Permitted Encumbrances). Except as set forth on Schedule 5.2(d) of the Company Disclosure Schedules, there are no other Equity Securities of any such Subsidiary issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights or rights of first refusal), stock appreciation rights, calls or commitments to which any such Subsidiary is a party or may be bound requiring the issuance or sale of any equity interests of such Subsidiary.
(e)The Seller Representative has made available to the Buyer Representative true, complete and accurate copies of the Organizational Documents of the Company and each Subsidiary of the Company.

5.3No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions will not: (a) conflict with, result in a breach of, violate, or constitute a default under, or constitute an event that, after notice or lapse of time or both, would result in a conflict with, breach of, violation of, or constitute a default under, any provision of the Organizational Documents of the Company or any Subsidiary of the Company; (b) materially conflict with, result in a breach of, violate, or constitute a default under, or constitute an event that, after notice or lapse of time or both, would result in a conflict with, breach of, violation of, constitute a default under, or accelerate the performance required under, or result in the termination of or give any Person the right to terminate, any material Contract to which the Company and or any Subsidiary of the Company is a Party; (c) materially conflict with, result in a breach of, violate, or constitute a default under, or constitute an event that, after notice or lapse of time or both, would result in a conflict with, breach of, violation of, or constitute a default under, any provision of any Law or Order applicable to the Company, any Subsidiary of the Company, or any of the Company Assets; or (d) materially conflict with, result in a breach of, violate, constitute a default under, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on, or constitute an event that, after notice or lapse of time or both, would result in a conflict with, breach of, violation of, constitute a default under, or result in the creation or imposition of any Encumbrance on the Company Assets or any Material Contract (other than Permitted Encumbrances).
5.4No Governmental Authorizations. Other than the Required Governmental Consents, no authorization, consent, approval, Order or other action by, and no notice to or designation, declaration or filing with, any Governmental Authority will be required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement and the other Transaction Documents to which it is a party or the consummation of the Contemplated Transactions by the Company. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute, Law or regulation is applicable to the Contemplated Transactions.
5.5Financial Statements.
(a)Schedule 5.5(a) of the Company Disclosure Schedules contains copies of (i) the audited consolidated balance sheet of the Company and each Subsidiary of the Company, and the related audited consolidated statements of income, statements of changes in retained earnings and members’ equity, statement of operations, and statements of cash flows for the fiscal years ended December 31, 2019 and December 31, 2020, in each case together with the report thereon of Berdon LLP, independent certified public accountants, and including the notes thereto (collectively, the “Audited Financial Statements”); and (ii) an unaudited consolidated balance sheet of the Company and each Subsidiary of the Company as of September 30, 2021 (the “Latest Balance Sheet Date”) and the related unaudited consolidated statement of income, statement of operations and statement of members’ equity and cash flows for the nine (9) months then ended, prepared by Company (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Each of the Financial Statements (A) has been prepared from the books and records of the Company and each Subsidiary of the Company; (B) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and each Subsidiary of the Company as of the dates and for the periods indicated; and (C) has been prepared in accordance with GAAP applied consistently throughout the periods covered thereby subject, in the case of the Interim Financial Statements, to (i) normal and recurring year-end adjustments (if any) which are not material individually or in the aggregate, (ii) absence of footnote disclosures (which if presented would not differ materially from those presented in the audited Financial Statements), and (iii) the exceptions described in Schedule 5.5(a) of the Company Disclosure Schedules.
(b)The Company and each Subsidiary of the Company has implemented and maintains a system of “internal controls over financial reporting” (as defined in the Securities Act) sufficient to provide reasonable assurance (i) regarding the reliability of the Company’s and each Subsidiary of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (ii) that receipts and expenditures of the Company and each Subsidiary of the Company are being made only in accordance with the authorization of the Company’s and each Subsidiary of the Company’s respective management and directors (as applicable); and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and each Subsidiary of the Company’s respective assets that could have a material effect on the Company’s or any Subsidiary of the Company’s financial statements. Since the Latest Balance Sheet Date, there have been no changes in the “internal controls over financial reporting” of the Company or any Subsidiary of the Company that have materially affected, or would reasonably be likely to materially affect, the internal controls over financial reporting of the Company or any Subsidiary of the Company.
(c)Except as set forth on Schedule 5.5(c) of the Company Disclosure Schedules, none of the Company, any Subsidiary of the Company or its or their independent certified public accounting firm has identified any significant deficiencies or material weaknesses in the Company’s or any Subsidiary of the Company’s internal controls and, to the Knowledge of the Company, nothing has come to the attention of the Company or any Subsidiary of the Company that has caused the Company or any Subsidiary of the Company to believe that there are or may be material weaknesses or significant deficiencies in such internal controls. Since the Latest Balance Sheet Date, no complaints from any source regarding accounting, internal controls or auditing matters have been received by the Company or any Subsidiary of the Company which, if the allegations underlying such complaints were true, would, individually or in the aggregate, be reasonably likely to be material to the Company or any Subsidiary of the Company, and the Company and each Subsidiary of the Company have not received any complaints through the Company’s or any Subsidiary of the Company’s whistleblower hotline or equivalent system for receipt of Employee concerns regarding possible violations of applicable Law. None of the Company, any Subsidiary of the Company or its or their independent certified public accounting firm has identified or been made aware of (i) any fraud, whether or not material, that involves any of the Company or any Subsidiary of the Company nor its or their management or other Employees or other Persons who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and each Subsidiary of the Company; or (ii) any claim or allegation regarding the foregoing.

5.6Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.6 of the Company Disclosure Schedules, during the period from December 31, 2020 to the date of this Agreement, (a) other than in connection with the Contemplated Transactions, the Company and each Subsidiary of the Company has operated its business only in the ordinary course of business consistent with past practice; (b) there has been no Material Adverse Effect; and (c) neither the Company nor any Subsidiary of the Company has failed to maintain, abandoned, subjected to any Encumbrance, other than Permitted Encumbrances, or permitted to lapse, any material tangible or intangible asset (other than, in the case of this clause (c), in the ordinary course of business consistent with past practice).
5.7Accounts Receivable; Accounts Payable.
(a)The accounts receivable of the Company and each Subsidiary of the Company reflected on the Interim Financial Statements and the accounts receivable arising after the Latest Balance Sheet Date and on or prior to the date of this Agreement (i) are valid claims (provided that, it is understood and agreed that the collectability of such accounts receivable may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally); and (ii) arose in bona fide arm’s length transactions in the ordinary course of business consistent with past practice. Since the Latest Balance Sheet Date, the Company and each Subsidiary of the Company has collected its respective accounts receivable in the ordinary course of business consistent with past practice and has not accelerated any such collections.
(b)The accounts payable of the Company and each Subsidiary of the Company reflected on the Interim Financial Statements and the accounts payable arising after the date thereof and on or prior to the date of this Agreement arose in bona fide arm’s length transactions in the ordinary course of business consistent with past practice and the Company and each Subsidiary of the Company has paid its respective accounts payable and notes payable in the ordinary course of business consistent with past practice.
5.8No Undisclosed Liabilities. Except as set forth on Schedule 5.8 of the Company Disclosure Schedules, neither the Company nor any Subsidiary of the Company have any Indebtedness (excluding, for the purposes of this Section 5.8, any Indebtedness in respect of royalty obligations or any other ordinary course obligations relating to the Company Works) or Liabilities and whether or not of a type required to be set forth on a balance sheet of the Company or any Subsidiary of the Company prepared in accordance with GAAP or which would have a material impact on the Company, any Subsidiary of the Company or its or their operations, other than (i) Liabilities set forth in or reserved against in the Interim Financial Statements as of the Latest Balance Sheet Date; (ii) Liabilities incurred in the ordinary course of business consistent with past practice after the Latest Balance Sheet Date; (iii) Liabilities arising under the terms of any Contract or Permit binding upon the Company, other than as a result of breach or default under such Contract or Permit; and (iv) Company Expenses.
5.9Compliance with Laws. The Company and each Subsidiary of the Company is, and for the past five (5) years has been, in compliance in all material respects with all Laws and Orders applicable to the Company, any Subsidiary of the Company, the Company Business, or

any of the Company Assets. Neither the Company nor any Subsidiary of the Company has received notice from any Governmental Authority that the Company or any Subsidiary of the Company is in material violation of or is not in material compliance with any applicable Law or Order or of any obligation to bear any cost for any remedial Action. There is no pending or threatened in writing to Company, or, to the Knowledge of the Company, otherwise threatened, external or internal investigation related to any potential violation of Law or Order in connection with the Company, any Subsidiary of the Company, the Company Business, or any of the Company Assets, nor has the Company identified information that would lead a reasonable Person to believe that there exists any material violation of a Law or Order in connection with the Company, any Subsidiary of the Company, the Company Business, or any of the Company Assets.
5.10Permits. The Company and each Subsidiary of the Company has all material Permits necessary for: (a) the lawful conduct of the Company Business as presently conducted; and (b) the lawful ownership, operation, use and maintenance of the Company Assets. All such Permits are valid and in full force and effect and are being complied with in all material respects, and there has occurred no material violation of or default under any such Permit by the Company or any Subsidiary of the Company. There are no Actions pending or threatened in writing to the Company or, to the Knowledge of the Company, otherwise threatened that would reasonably be expected to result in the termination, revocation, suspension or restriction of any Permit or the imposition of any material fine, material penalty, material sanction or other material Liability for violation of any Law or Order relating to any Permit. None of the Permits held by the Company or any Subsidiary of the Company shall be affected in any material respect by the consummation of the Contemplated Transactions. Such Permits are sufficient for the Buyers to carry on the Company Business from and after the Closing as presently conducted.
5.11No Actions. Except as set forth on Schedule 5.11 of the Company Disclosure Schedules, there are no, and for the past five (5) years there have been no, Actions pending, threatened in writing to the Company, or, to the Knowledge of the Company, otherwise threatened against the Company, any Subsidiary of the Company, or otherwise relating to any of the Company Assets (including, for the avoidance of doubt, any Company Intellectual Property owned by or exclusively licensed to the Company or a Subsidiary of the Company or any Company Works), the Company Business, this Agreement or the Contemplated Transactions. Except as set forth in Schedule 5.11 of the Company Disclosure Schedules, to the Knowledge of the Company, no event has occurred or circumstances exist that would reasonably be expected to give rise to or serve as a basis for any such Action, including with respect to any accounting, revenue calculation or allocation, or payments under any recording, production, distribution, manufacturing, joint venture or profit-split Contracts to which the Company or any Subsidiary of the Company is a party or which is included in the Company Assets. Except as set forth on Schedule 5.11 of the Company Disclosure Schedules, there are no pending Actions in which any Seller is a plaintiff relating to the Company, any Subsidiary of the Company, the Company Business, or the Company Assets.
5.12No Orders. Neither the Company nor any Subsidiary of the Company is subject to any pending or outstanding Order and there are no unsatisfied judgments, penalties or awards against, affecting or relating to the Company Business or the Company Assets. There is no investigation by any Governmental Authority that is pending or threatened in writing to the

Company or, to the Knowledge of the Company, otherwise threatened against or affecting the Company, the Company Business, or the Company Assets.
5.13Contracts; Company Works.
(a)On a sub-section by sub-section basis, Schedule 5.13(a) of the Company Disclosure Schedules sets forth the following Company Contracts (such listed Contracts, collectively, the “Material Contracts”):
(i)Contracts with Top Label Artists;
(ii)Contracts, other than non-exclusive master use/synchronization or compilation licenses or side artist or featured artists label waivers entered into in the ordinary course of business, which give any Person other than the Company or any Subsidiary of the Company exclusive or non-exclusive rights to distribute, sell or otherwise Exploit Records embodying any Catalog Master in any territory other than rights retained by Label Artists in the ordinary course of business;
(iii)Contracts under which the Company or any Subsidiary of the Company has any profit or other revenue participation or royalty obligations (including in connection with any advance) to any Person in respect of the Exploitation of any Company Works of any Top Label Artist (excluding all mechanical royalties and publishing royalties and letters of direction accommodated in the ordinary course of business;
(iv)Contracts to which the Company or any Subsidiary of the Company is a party, which obligate the Company or any Subsidiary of the Company to make any expenditures or pay any fees or any other monies or consideration of any kind (other than royalties or profit or other revenue participation, but including any advances against royalties or profit or other revenue participations), in each case in excess of $100,000, to any Person;
(v)Contracts relating to the incurrence or guaranty of, or obligation for, any Indebtedness or mortgaging, pledging or otherwise placing an Encumbrance on any portion of any Company Asset;
(vi)Contracts relating to the title to, or ownership, lease, use, sale, exchange or Transfer of, any leasehold or other interest in any real or personal property owned or leased by the Company or any Subsidiary of the Company;
(vii)Contracts relating to any partnership, joint venture or similar arrangement to pursue a shared business project or purpose (other than royalties or profit or other revenue participations and ordinary course recorded music revenue sharing Contracts);
(viii)Contracts under which the Company or any Subsidiary of the Company would incur any change-in-control payment, transaction bonus or similar

Liability to any of its Employees by reason of any Transaction Document or the Contemplated Transactions;
(ix)Contracts for the employment or service of any individual on a full-time, part-time, consulting, independent contractor, or other basis, with annual base compensation in excess of $175,000 per year, excluding offer letters which provide for at-will employment and no severance obligations;
(x)Contracts involving aggregate consideration in excess of $100,000 (other than royalties or profit or other revenue participations) and which, in each case, cannot be cancelled by the Company or any Subsidiary of the Company without penalty or without notice, under which the Company or any Subsidiary of the Company subcontracts work to third parties;
(xi)Contracts comprising any Plan, including any bonus, pension, profit sharing, retirement or other form of deferred compensation plan;
(xii)Contracts relating to any equity purchase, equity option, phantom equity or similar plan;
(xiii)Contracts involving any interest rate, currency or commodity derivative or hedging transaction;
(xiv)Contracts (A) relating to the disposition or acquisition, directly or indirectly, by the Company or any Subsidiary of the Company of a substantial portion of the Company Asset or any Equity Security, whether via merger, stock or asset purchase or otherwise; (B) granting to any Person any preferential rights to purchase the Company Business, any Equity Security, or any portion of the Company Assets; or (C) that are a letter of intent or similar arrangement involving the Company or any Subsidiary of the Company;
(xv)Contracts, other than any Label Artist Agreement with a Top Label Artist, under which the Company or any Subsidiary of the Company has, directly or indirectly, made (or agreed to make) advances (other than advances against royalties or profit or other revenue participations), loans, extensions of credit or capital contributions to, or other investment in, any other Person;
(xvi)Contracts involving any Top Label Artist relating to any option exercises or notices with respect thereto;
(xvii)Contracts (other than Organizational Documents and employment agreements) with any Seller-Affiliated Person;
(xviii)Contracts for capital expenditures in excess of $100,000;
(xix)Contracts granting any covenant-not-to-sue or limiting or restricting in any material respect the Company’s right to use or exercise rights in any

Intellectual Property (other than name, likeness, image, photo, and biography restrictions) in Label Artist Agreements);
(xx)Contracts which contain non-competition, non-solicitation, no-poach, non-disparagement or other restrictive provisions restricting the Company, the Company Business or the Company Assets (other than ordinary course restrictions (i.e., name, likeness, image, photo, and biography restrictions, remix, editing or alteration restrictions, “grand rights” or dramatization rights restrictions, “demo”, “sample” or similar restrictions) in Label Artist Agreements);
(xxi)Contracts: (A) which purport to limit or restrict the ability of the Company to enter into or engage in any market or line of business; (B) which contain any so-called “most favored nations” obligations on the part of the Company or establish an exclusive sale or purchase obligation with respect to any product or any geographic location; (C) which include any “key man,” “of the essence,” “personal services,” “lock” or other similar provisions, in each case for the benefit of a party other than the Company or any Subsidiary of the Company; or (D) which include any change of control or other similar provisions;
(xxii)collective bargaining agreements relating to any Company Works or Contracts with any guild, labor union, labor organization or association; and
(xxiii)Contracts with or involving a minor (including Contracts with any Person who was a minor at the time of contracting) which were not judicially ratified without modification.
(b)Prior to the Closing Date, the Seller Representative has supplied the Buyer Representative with, or the Seller Representative has given the Buyer Representative access to, a true and complete copy of each Material Contract, including all amendments and other modifications thereto.
(c)All Material Contracts are valid, subsisting Contracts, in full force and effect and binding upon the parties thereto. Neither the Company nor any Subsidiary of the Company is (and is not claimed to be, as applicable) in material breach of or material default under any Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (or is claimed to be) in material breach or material default thereunder. Except as set forth on Schedule 5.13(c) of the Company Disclosure Schedules, no party to any of the Material Contracts has exercised (or notified the Company that it intends to exercise) any termination rights with respect thereto. Each Material Contract will, following the Closing, continue to be in full force and effect and enforceable in accordance with its terms, subject to the Enforceability Exceptions. Other than the rights of the Company or any Subsidiary of the Company in and to the Company Works, there is no material Company Owned Intellectual Property or material Intellectual Property exclusively licensed to the Company or any Subsidiary of the Company that is subject to any Contract (i) granting a license, sublicense or other Contract pursuant to which the Company or any Subsidiary of the Company grants any non-affiliated Person a right or license to use any such Company Owned Intellectual Property or Intellectual Property or (ii) granting a license, sublicense or other Contract pursuant to which any non-

affiliated Person grants the Company or any Subsidiary of the Company a right or license to use any such Company Owned Intellectual Property or Intellectual Property owned by such other Persons, other than commercial off-the-shelf software licensed in the ordinary course of business.
(d)No Company Work has passed into the public domain. The Company or a Subsidiary of the Company has obtained, and the Company Assets include, all mechanical and other licenses and permissions (including sample clearances and label waivers) necessary for the Company or a Subsidiary of the Company to Exploit the Company Works in connection with the Company Business as conducted immediately prior to the Closing.
(e)The list of Catalog Masters set forth on Schedule 5.13(e)(i) of the Company Disclosure Schedules constitutes all Recordings in which any of the Company or a Subsidiary of the Company has any right or interest immediately prior to Closing and Schedule 5.13(e)(ii) specifies, with respect to each Top Artist, whether the rights to such Top Artist Recordings are (i) via ownership or exclusive license (including distribution rights); (ii) worldwide or less than worldwide; and (iii) with respect to any exclusive licenses, when such licenses or rights held by the Company or any Subsidiary of the Company expire.
(f)Set forth on Schedule 5.13(f) of the Company Disclosure Schedules is a true, correct and complete: (i) list of all Contracts, other than non-exclusive master use/synchronization or compilation licenses or side artist or featured artists waivers entered into in the ordinary course of business, pursuant to which the Company or any Subsidiary of the Company has granted to any Person any rights in and to any Top Catalog Master that remain in effect other than rights in and to any Top Catalog Master retained by a Label Artist in the ordinary course of business; and (ii) a list of all Contracts pursuant to which the Company or any Subsidiary of the Company has acquired, obtained or has otherwise been granted any rights or interests of any kind in and to any Top Catalog Master.
(g)Except as set forth in Schedule 5.13(g) of the Company Disclosure Schedules, there are no Actions pending or threatened in writing to the Company or, to the Knowledge of the Company, otherwise threatened, against the Company or any Subsidiary of the Company alleging that any Company Work or the Exploitation thereof are, or at any time have been, infringing, misappropriating or otherwise violating any Intellectual Property of another Person or otherwise adversely affecting the rights of any Person, or that the Company’s or any Subsidiary of the Company’s rights to any Company Work are invalid or unenforceable.
(h)Except as disclosed on Schedule 5.13(h) of the Company Disclosure Schedules, as of the Closing Date: (i) the Company or a Subsidiary of the Company owns good, valid and marketable title (or any applicable foreign Law equivalent) in or valid exclusive license or other right to use the Company Works, and is the sole owner of all such owned items, free and clear of all Encumbrances (other than Permitted Encumbrances); (ii) each Company Work is of sufficient technical quality to enable the Company or a Subsidiary of the Company to continue to Exploit such Company Work after the Closing in the same manner as Exploited by the Company or a Subsidiary of the Company prior to the Closing; (iii) the Company or a Subsidiary of the Company has all licenses, consents and third party rights necessary to manufacture, promote, sell, advertise and distribute the Catalog Masters in accordance with and subject to terms of the

Company Contracts, in a manner consistent with its current practice; (iv) no Company Work, nor any packaging, advertising, publicity, promotion or Exploitation related thereto violates or infringes upon any copyright, trademark or other Intellectual Property of any other Person; and (v) neither the Company nor any Subsidiary of the Company is party to (A) any settlement or covenant not to sue; or (B) Order that restricts its exclusive ability to Exploit the Company Works in accordance with and subject to terms of the Company Contracts.
(i)The consummation of the Contemplated Transactions will not cause the loss or impairment of rights, or the requirement to pay additional amounts pursuant to the terms of the Material Contracts, with respect to the ownership or Exploitation of the Top Catalog Masters.
(j)The Company and each Subsidiary of the Company has complied in all material respects with all requirements under any applicable collective bargaining agreements to which the Company or a Subsidiary of the Company is a party that relate to the Company Works, if any. The Company or a Subsidiary of the Company has paid or caused to be paid (i) all participations and royalties; and (ii) all amounts payable under all applicable collective bargaining agreements with any union or guild, in each case due and payable by or on behalf of the Company or a Subsidiary of the Company and has established reserves for all such amounts that should be accrued in accordance with GAAP and is reflected on the Financial Statements. Except as set forth on Schedule 5.13(j) of the Company Disclosure Schedules and other than audits by Label Artist in the ordinary course of business consistent with past practice, there are no claims that have been asserted or threatened in writing to the Company or, to the Knowledge of the Company, are otherwise threatened by any such guild or union or any Person who is entitled to any participations or royalties, against any Company Work.
(k)The Company and each Subsidiary of the Company has paid or fulfilled, or caused to be paid or fulfilled, all material obligations with respect to all material Company Works required to be performed or fulfilled by the Company or any Subsidiary of the Company as of the Closing Date.
(l)Schedule 5.13(l) of the Company Disclosure Schedules sets forth, as of the most recent accounting period for the applicable Label Artist, a true and complete list of any unrecouped advance (or similar) balances (whether or not written off by the Company or any Subsidiary of the Company), in respect of any Label Artist, which would otherwise be subject to recoupment (whether or not written off by the Company or any Subsidiary of the Company) by the Company or any Subsidiary of the Company.
5.14Relationship with On-Roster Label Artists. No On-Roster Label Artist has informed the Company or a Subsidiary of the Company of such On-Roster Label Artist’s intent to terminate such On-Roster Label Artist’s relationship with the Company or a Subsidiary of the Company and, to the Knowledge of the Company, no On-Roster Label Artist intends to terminate such On-Roster Label Artist’s relationship with the Company or a Subsidiary of the Company or any entity furnishing rights to the Company or a Subsidiary of the Company on behalf of such On-Roster Label Artist. None of the On-Roster Label Artists has terminated or canceled (or threatened in writing to the Company or, to the Knowledge of the Company, otherwise threatened to the Company or a Subsidiary of the Company terminate or cancel) any Contracts between such Label Artist and the Company or a Subsidiary of the Company.
5.15Taxes.
(a)The Company has always been since the time of its formation classified as either a disregarded entity or a partnership for U.S. federal and relevant state income tax purposes. Schedule 5.15(a) of the Company Disclosure Schedules sets forth the current classification of each Subsidiary of the Company for U.S. federal and relevant state income tax purposes and, if an entity classification election under Treasury Regulations Section 301.7701-3 has been filed with respect to such entity within the preceding five (5) years, the date and type of such election.
(b)All income and other material Tax Returns required to be filed by the Company and each of its Subsidiaries have been timely filed and such Tax Returns are complete and accurate in all material respects and all Taxes required to be paid by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid.
(c)No extension of any statute of limitations on the assessment of Taxes, or time within which to file any Tax Return, with respect to the Company or any of its Subsidiaries, other than automatic extensions granted by operation of Law, is currently in effect, and none has been requested by any Governmental Authority.
(d)No claim has been made by any Governmental Authority in any jurisdiction in which a Tax Return has not been filed, or Taxes have not been paid, by the Company or any of its Subsidiaries that such a Tax Return must be filed or Taxes paid in such jurisdiction.
(e)Except as set forth on Schedule 5.15(e) of the Company Disclosure Schedules, no Governmental Authority has given written notice of any intention to commence an audit or other proceeding, or assert any deficiency or claim for additional Taxes relating to the Company or any of its Subsidiaries and no such audit or proceeding is currently ongoing. There is no audit or proposed deficiency for unpaid Taxes threatened in writing relating to the Company or any of its Subsidiaries.
(f)The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover their Liabilities for Taxes accruing through the end of the last period for which the Company and its Subsidiaries have recorded items on their books, and since the end of the last period for which the Company and its Subsidiaries have recorded items on their books, neither the Company nor any of its Subsidiaries have incurred any Liability for Taxes, engaged in any transaction, or taken any other action, other than in the ordinary course of business consistent with past practice.
(g)There are no Encumbrances for Taxes on any of the Company Assets other than Permitted Encumbrances.

(h)Neither the Company nor any of its Subsidiaries (i) is a party to, or bound by, or has any obligation under, any Tax sharing Contract; (ii) has any other obligation to indemnify any other Person with respect to Taxes that will be in effect after the Closing (other than an obligation arising under a commercial Contract the primary subject of which is not Taxes); (iii) has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any other group of entities filing Tax Returns on a combined, consolidated, unitary or similar basis; (iv) is a party to any “closing agreement” (as described in Section 7121(a) of the Code or any corresponding or similar provision of state, local or non-U.S. Law); or (v) has any material liability for Taxes of any Person as a transferee or successor or by operation of Law.
(i)There are no rulings, requests for rulings or closing agreements relating to Taxes for which the Company or any of its Subsidiaries may be liable that could affect the Company’s or such Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date.
(j)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in (or use of an improper) method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (ii) intercompany transaction; (iii) installment sale made prior to the Closing Date; or (iv) prepaid amount received or deferred revenue realized on or prior to the Closing Date.
(k)Neither the Company nor any of its Subsidiaries is participating in, or has ever consummated or participated in, a “Listed Transaction” within the meaning of Section 6707A(c) of the Code or United States Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. Law.
(l)There are no Tax credits, Tax grants or similar amounts related to Taxes that are or could be subject to clawback or recapture as a result of (i) the transactions contemplated by this Agreement; or (ii) a failure by the Company or any of its Subsidiaries to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.
(m)Neither the Company nor any of its Subsidiaries has, or has ever had, any direct or indirect ownership interest in any corporation, partnership (including any arrangement treated as a partnership for tax purposes), joint venture or other entity (other than the Company’s interest in the Subsidiaries listed on Schedule 5.2(d) of the Company Disclosure Schedules). Neither the Company nor any of its Subsidiaries (i) currently owns, or has ever owned, an interest in any “passive foreign investment company” (within the meaning of Section 1297 of the Code) or (ii) is, or has ever been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code).

(n)Neither the Company nor any of its Subsidiaries (i) has or has ever had a permanent establishment in any country other than the country of its organization; (ii) has ever engaged in a trade or business in any country other than the country in which it is organized that subjected it to Tax in such country; or (iii) is, or has ever been, subject to income Tax in a jurisdiction outside the country in which it is organized.
(o)The Company and each of its Subsidiaries have complied in all respects with all escheat and unclaimed property Laws.
(p)The Company and each of its Subsidiaries have (i) to the extent applicable, materially complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act; (ii) to the extent applicable, materially complied with all legal requirements and duly accounted for any available tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act; and (iii) not received or claimed any tax credits under Section 2301 of the CARES Act.
5.16Employee Benefit Plans.
(a)Schedule 5.16 of the Company Disclosure Schedules contains a true and complete list of each Plan as of the date hereof.
(b)The Company has made available to the Buyer Representative true and complete copies of the following with respect to each Plan, as applicable: (i) the plan document (or, with respect to any unwritten Plan, a written summary of its material terms) and any related trust or other funding or insurance Contract, including any amendments thereto; (ii) the most recent summary plan description and summary of material modifications thereto; (iii) the most recent annual report required to be filed with any Governmental Authority and any related actuarial report and financial statements; (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service; and (v) any material correspondence with a Governmental Authority during the preceding three (3) years.
(c)Each Plan has been maintained, operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code. None of the Company or any Subsidiary of the Company has any material Liability under Chapter 43 of the Code or in connection with a violation of the Patient Protection and Affordable Care Act of 2010 or the Health Care and Education Reconciliation Act of 2010.
(d)Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on an opinion letter from the IRS as to its qualified status and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to adversely affect the qualified status of any such Plan.
(e)There are no pending or threatened in writing to the Company or, to the Knowledge of the Company, otherwise threatened, Actions or other claims (other than routine claims for benefits in the ordinary course) or audits, inquiries or investigations by any Governmental Authority with respect to any Plan.

(f)No Plan is, and none of the Company, any Subsidiary of the Company or any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to, or has in the past six (6) years sponsored, maintained, contributed to or been required to contribute to, or has any Liability with respect to, any (i) plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; (ii) multiemployer pension plan (within the meaning of Section 3(37) of ERISA); (iii) multiple employer plan (within the meaning of Section 4063 of ERISA); or (iv) multiple employer welfare arrangement (within the meaning of Section 3(42) of ERISA).
(g)No Plan provides health, life insurance or other welfare benefits (i) after retirement or other termination of employment or service, other than for continuation coverage required under Section 4980B of the Code or similar Law; or (ii) to any Person who is not a current or former employee of the Company (or a dependent thereof). None of the Company, any Subsidiary of the Company or any ERISA Affiliate has any material Liability on account of a violation of Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.
(h)Each Plan that is subject to Section 409A of the Code complies in all material respects with the requirements of Section 409A of the Code.
(i)Except as set forth on Schedule 5.16(i) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event): (i) entitle any Employee of the Company or any Subsidiary of the Company to any increase in compensation or benefits or to any transaction, severance, retention bonus or similar payment or benefit; or (ii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits due to such Employee. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in any payment or benefit that will be characterized as an “parachute payment” (as defined in Section 280G(b) of the Code). None of the Company or any Subsidiary of the Company has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.
5.17Employee and Labor Matters.
(a)Schedule 5.17(a) of the Company Disclosure Schedules sets forth a list that is true, correct and complete in all material respects of the Company’s Employees (but excluding any independent contractor that is not expected to continue providing services subsequent to the Closing Date), setting forth each such Employee’s: (i) identification number; (ii) status as an employee (and whether such employment is full-time, part-time, permanent or temporary) or independent contractor; (iii) date of hire or engagement; (iv) job title; (v) base compensation rate, including any planned changes thereto; (vi) whether such Employee is retained on a salaried basis or on an hourly, piecework or other non-salaried basis, and if so, the particulars of such non-salaried basis; (vii) whether such Employee’s employment or engagement is at-will or subject to an employment agreement or consulting agreement; (viii) work location; (ix) any incentive compensation or non-cash compensation, including any planned changes thereto; and (x) whether such Employee is exempt or non-exempt from overtime requirements under the Fair Labor Standards Act of 1938, as amended (the “FLSA”).

No Employee has informed the Company of his/her intent to resign their employment or terminate their engagement.
(b)No labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Employees of the Company or any Subsidiary of the Company is pending or, to the Knowledge of the Company, threatened, and no such strike, dispute, walkout, work stoppage, slow-down or lockout has occurred within the past five (5) years. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, nor are there any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened, by or on behalf of any Employees of the Company or any Subsidiary of the Company.
(c)The Company and each Subsidiary of the Company are in compliance in all material respects with all applicable Laws respecting employment and employment practices or the engagement of labor, including terms and conditions of employment, wages, hours of work, worker classification (including classification as an independent contractor), occupational safety and health, pay equity, discrimination in employment, disability, leaves of absence, plant closings and layoffs, immigration, labor relations, withholding of Taxes or other sums as required by the appropriate Governmental Authority, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and the FLSA, in each such case, and the related rules and regulations adopted by applicable agencies responsible for the administration of such Laws. Neither the Company nor any Subsidiary of the Company is (or was in the past five (5) years) a party to, or otherwise bound by, any consent decree with or citation by any Governmental Authority relating to Employees or employment practices.
(d)During the five (5) years prior to the Effective Date, neither the Company nor any Subsidiary of the Company has engaged in or effectuated any “plant closing” or Employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation (collectively, the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary of the Company nor have the Company or any Subsidiary of the Company planned or announced any reduction-in-force or similar event during the ninety (90) days prior to the Closing Date that, when aggregated with enough similar other events, could result in any obligation on behalf of the Company or its Subsidiaries under the WARN Act.
(e)There are no Actions pending or threatened in writing to the Company or, to the Knowledge of the Company, otherwise threatened, involving the Company or any Subsidiary of the Company relating to any current or former Employees or other employment matter. Without limiting the generality of the foregoing, there are no Actions pending or threatened in writing to the Company or, to the Knowledge of the Company, otherwise threatened, initiated or pending against (i) the Company or any Subsidiary of the Company or, to the Knowledge of the Company, their respective directors, officers, manager and Employees; or (ii) to the extent applicable and to the Knowledge of the Company, the Company’s or any Subsidiary of the Company’s respective agents, consultants or independent contractors acting on behalf of the Company or any Subsidiary of the Company, in each case related to violations, or alleged violations, of Title VII of the Civil Rights Act of 1964, regulations promulgated thereunder or equivalent, similar or other workplace misconduct-related state or local laws (collectively, “Anti-discrimination Laws”).
(f)The Company and each Subsidiary of the Company has adopted and has had in force at all times since November 1, 2013 the written policy or policies regarding harassment, discrimination and bullying set forth on Schedule 5.17(f) of the Company Disclosure Schedules (collectively, the “Harassment Policies”). Except as set forth on Schedule 5.17(f) of the Company Disclosure Schedules, there have been no allegations, reports, investigations or incidents of any violation, or alleged violation, made in writing to the Company or, to the Knowledge of the Company, otherwise made, by (i) the Company or any Subsidiary of the Company or, to the Knowledge of the Company, their respective directors, officers, managers and Employees; or (ii) to the extent applicable and to the Knowledge of the Company, the Company’s or any Subsidiary of the Company’s respective agents, consultants or independent contractors acting on behalf of the Company or any Subsidiary of the Company, of the Harassment Policies or any predecessor policy thereof.
(g)(i) The Company and each Subsidiary of the Company and, to the Knowledge of the Company, their respective directors, officers, managers and Employees; and (ii) to the extent applicable and to the Knowledge of the Company, the Company’s and each Subsidiary of the Company’s respective agents, consultants or independent contractors acting on behalf of the Company or any Subsidiary of the Company, have complied with the Harassment Policies and Anti-discrimination Laws. Neither the Company nor any Subsidiary of the Company has terminated any director, officer, manager or Employee of the Company or any Subsidiary of the Company related to any violation or alleged violation of the Harassment Policies and Anti-discrimination Laws and, to the Knowledge of the Company, there are no facts existing relating to any violation or alleged violation of the Harassment Policies and Anti-discrimination Laws that could reasonably be expected to bring the Company or any Subsidiary of the Company into public contempt or ridicule or be injurious to the business or reputation of the Company or any Subsidiary of the Company or any of their respective executives in a material way.
5.18Intellectual Property.
(a)All Intellectual Property (excluding all Company Works) used by the Company or any Subsidiary of the Company in the operation of the Company Business (excluding the Company Works, the “Company Intellectual Property”) is either: (i) solely and exclusively owned by the Company or a Subsidiary of the Company and was developed and created by Employees thereof acting within the scope of their employment or by third parties who either were acting within the scope of their employment or who granted valid, enforceable, perpetual and irrevocable assignments to the Company or a Subsidiary of the Company to such Owned Intellectual Property, all of which Employees and third parties have assigned all of their right, title and interest therein to the Company or a Subsidiary of the Company; or (ii) duly and validly licensed to the Company or a Subsidiary of the Company for use in the manner currently used by the Company or a Subsidiary of the Company in the conduct the Company Business, as presently used by the Company and each Subsidiary of the Company. The Company and each Subsidiary of the Company has taken all necessary actions to maintain and protect each item of the material Company Intellectual Property and, other than obtaining Registrations, the Company Works.
(b)Each of: (i) the Registrations and pending applications for Registrations used or held for use by the Company or any Subsidiary of the Company in connection with the Company Business; (ii) the Trademarks included in the Company Assets; and (iii) the Domain Names used or held for use by the Company or any Subsidiary of the Company in connection with the Company Business and included in the Company Assets: (A) is owned exclusively by the Company or a Subsidiary of the Company, free and clear of any and all Encumbrances (other than Permitted Encumbrances); and (B) is valid and in full force and effect.
(c)All of the Registrations included in the Company Intellectual Property and the Company Works, if any, are valid, subsisting and enforceable, subject to the Enforceability Exceptions; [***]. Without limiting the generality of the foregoing, no Company Intellectual Property has expired or been cancelled, abandoned, passed into the public domain or otherwise terminated, and payment of all renewal and maintenance fees, costs and expenses in respect thereof, and all filings related thereto, have been duly made. The Company or a Subsidiary of the Company exclusively owns and possess all right, title and interest in and to the Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances). To the Knowledge of the Company, there are no facts, circumstances or information that: (i) would render any Company Intellectual Property or Company Works invalid or unenforceable (other than the Enforceability Exceptions); or (ii) would adversely affect any pending application for any Registrations of the Company Intellectual Property or Company Works. Schedule 5.18(c) of the Company Disclosure Schedules contains an accurate and complete list of all Registrations owned by Company or any Subsidiary of the Company for which there are pending applications, registrations, office actions and other open items requiring a response to be filed with a Governmental Authority within the ninety (90) days following Closing, specifying as to each (x) the nature of and details about such required response, (y) the Governmental Authority to which the response must be made along with the date by the response must be filed, and (z) any applicable registration, certificate or application number.
(d)Original certificates or, to the extent not in the Company’s possession or control, true and correct copies of all Trademark, service mark, trade name and Registrations or applications included in the Company Assets have been delivered to the Buyer Representative.
(e)Schedule 5.18(e) of the Company Disclosure Schedules sets forth an accurate and complete list of (i) all Registrations owned by Company or any Subsidiary of the Company and (ii) all Social Media Accounts registered by or on behalf of the Company or any Subsidiary of the Company, indicating, as applicable, the application date, registration date, filing number, registration number, title, jurisdiction, and name(s) of all current applicant(s) and registered owner(s) and, for Internet domain names, the registrant, registrar, and expiration date, and for Social Media Accounts, the registrant. Schedule 5.18(e) of the Company Disclosure Schedules also set forth an accurate and complete list of all unregistered Company Intellectual Property that is material to operation of the Company Business as currently conducted specifying as to each the owner thereof (including any other Person who possesses any ownership interest therein).

(f)The Company Intellectual Property and Company Works are sufficient and comprise all Intellectual Property necessary for the Buyers to carry on the Company Business in all material respects immediately after the Closing Date as presently conducted by the Company. The execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, will not, with or without notice or the lapse of time or both: (i) breach any Contract governing any Company Intellectual Property or Company Works; (ii) cause any loss of, or forfeiture or termination of (or give rise to a right of forfeiture or termination of), any Company Intellectual Property or Company Works; (iii) in any way impair the right to use or Exploit, or bring any action for the unauthorized use or disclosure, infringement, or misappropriation of, any Company Intellectual Property or Company Works; (iv) result in any other Person receiving (or give any other Person the right or option to modify or terminate) any Contract, covenant not to sue, immunity or other rights with respect to any Company Intellectual Property or Company Works, or result in the Company or a Subsidiary of the Company not having any such rights to the same extent as it would had such execution, delivery, performance, or consummations not taken place; (v) cause or require the Company or a Subsidiary of the Company to be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of its businesses; (vi) cause or require the Company or a Subsidiary of the Company (or accelerate any obligation of the Company or a Subsidiary of the Company) to pay any royalties or other amounts to any other Person that the Company or a Subsidiary of the Company would not otherwise have been required to pay; or (vii) result in any other Person having (or give or purport to give any other Person) the right or option to a Contract, covenant not to sue, immunity or other rights with respect to the Intellectual Property of any Buyer.
(g)None of the Company Intellectual Property or Company Works is subject to a current right of any other Person to terminate any right in any Company Intellectual Property or Company Works, including pursuant to 17 U.S.C. Sections 203 or 304(c), and neither the Company nor any Subsidiary of the Company has received any notice of any exercise or intent to exercise any right of termination.
(h)All use of the Social Media Accounts complies with and has complied in all material respects with: (i) all terms and conditions, terms of use, terms of service and other Contracts applicable to such Social Media Accounts; and (ii) applicable Law.
(i)Except as set forth on Schedule 5.18(i) of the Company Disclosure Schedules, the Company and the Subsidiaries of the Company and the operation of their respective businesses as conducted since December 1, 2015 do not and has not:  (i) infringe (directly, indirectly, contributorily, vicariously or by inducement) or misappropriate (directly, indirectly, contributorily, vicariously, or by inducement) any Intellectual Property of any other Person; (ii) violate any right of any other Person (including any right to privacy or publicity), (iii) defame any other Person; or (iv) engage in or constitute unfair competition or trade practices under the laws of any jurisdiction. To the Knowledge of the Company, no other Person is infringing (directly, indirectly, contributorily, vicariously, or by inducement), misappropriating (directly, indirectly, contributorily, vicariously, or by inducement), using or disclosing in an unauthorized manner any Company Intellectual Property or Company Works.

(j)Each current or former employee, consultant and contractor of the Company or a Subsidiary of the Company that created or otherwise materially contributed (in whole or in part) to Company Owned Intellectual Property or Company Works owned or purported to be owned by the Company or any Subsidiary(ies) of Company has executed an agreement that (i) contains a work-made-for hire (as defined in Section 101 of the United States Copyright Act) in favor of the Company or a Subsidiary of the Company, (ii) assigns all right, title and interest in and to all work product created by such employee, consultant and contractor to such Company or Subsidiary of the Company and (iii) contains disclosure and use obligations that protect the use and disclosure of the confidential information of the Company or a Subsidiary of the Company.
5.19Affiliate Transactions. Except as set forth in Schedule 5.19 of the Company Disclosure Schedules, as of the Closing, no Seller-Affiliated Person: (a) owns or has any interest in any Company Asset or any other asset or property that is used in connection with the Company Business; (b) has filed any Action or has any cause of action against the Company, a Subsidiary of the Company, or with respect to the Company Assets; (c) owes money to, or is owed money by, the Company or a Subsidiary of the Company; (d) controls any Person that has a material business relationship with the Company, a Subsidiary of the Company, or the Company Business; or (e) other than Organizational Documents and employment agreements, is a party to or the beneficiary of any Contract with the Company or a Subsidiary of the Company. The arrangements described in this Section 5.19 (including, for the avoidance of doubt, the Specified Loans) are collectively referred to as the “Affiliate Arrangements”.
5.20No Brokers. Other than LionTree, no broker, finder or other Person has acted for or on behalf of the Sellers, the Company or a Subsidiary of the Company in connection with this Agreement or the Contemplated Transactions, and no broker, finder or other Person is entitled to any broker’s, finder’s or other advisory or similar fee or commission or costs, expenses or similar payments in connection therewith based on any arrangements or Contract made by the Company or a Subsidiary of the Company or any action taken by them. Any and all fees, costs, expenses or amounts payable to LionTree are due and payable solely and exclusively by the Sellers upon consummation of the Contemplated Transactions and shall not be the obligation or Liability of the Company or any Buyer.

5.21Absence of Certain Payments.
(a)None of the Company, a Subsidiary of the Company or, to the Knowledge of the Company, any Employee of the Company or a Subsidiary of the Company who is not also a Seller (on behalf of the Company or any Subsidiary of the Company), has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, established or maintained any unlawful or unrecorded funds, made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person, which would subject the Company or a Subsidiary of the Company to any Action or Losses in connection with any Action.
(b)Except as set forth on Schedule 5.21(b) of the Company Disclosure Schedules, none of the Company or any Subsidiary of the Company maintains or conducts, or has maintained or conducted, any business, investment, operation or other activity in the conduct of the Company Business and the ownership, operation or use of the Company Assets in or with: (i) any country or Person targeted by any of the economic sanctions of the United States of America administered by the United States Treasury Department’s Office of Foreign Assets Control; (ii) any Person appearing on the list of Specially Designated Nationals and Blocked Persons issued by the United States Treasury Department’s Office of Foreign Assets Control; or (iii) any country or Person designated by the United States Secretary of the Treasury pursuant to the USA PATRIOT Act as being of “primary money laundering concern.”
(c)The Company and each Subsidiary of the Company have been in and is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010, and any other anti-corruption or anti-bribery Laws of any jurisdiction where such Person does business.
5.22Privacy and Data Security.
(a)The Company and each Subsidiary of the Company is and has been in compliance in all material respects with Company Privacy Policies, if any, with all applicable Privacy Requirements and with all applicable Contractual obligations relating to data privacy and security, including third-party privacy policies which the Company has been Contractually obligated to comply with. The consummation of the Contemplated Transactions will not result in any material violation of any Company Privacy Policy, any Contractual obligations relating to data privacy and security, or the Privacy Requirements. Neither the Company nor any Subsidiary of the Company transfers Personal Data internationally except where such transfers comply with Privacy Requirements and Company Privacy Policies. Neither the Company nor any Subsidiary of the Company has received a written notice (including any enforcement notice), letter, or complaint alleging noncompliance or potential noncompliance with any Privacy Requirements or Company Privacy Policies and has not been subject to any proceedings relating to noncompliance or potential noncompliance with Privacy Requirements or the Company’s or any Subsidiary of the Company’s processing of Personal Data.

(b)Neither the Company nor any Subsidiary of the Company has suffered or is suffering a Data Breach. To the Knowledge of the Company, no third party that processed Personal Data on the Company’s or any Subsidiary of the Company’s behalf has suffered a Data Breach involving the Company’s or any Subsidiary of the Company’s Personal Data or other Company Asset. Neither the Company nor or any Subsidiary of the Company’s has notified, or been required to notify, any Person or Governmental Authority of any Data Breach. None of the Company, any Subsidiary of the Company and any third party acting at the direction or authorization of the Company or any Subsidiary of the Company has paid any perpetrator of any actual or threatened Data Breach or cyber attack, including, but not limited to a ransomware attack or a denial-of-service attack.
5.23Company Accounts. Schedule 5.23 of the Company Disclosure Schedules sets forth: (a) a true and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company or any Subsidiary of the Company, all information with respect thereto including banking institution and account representative, and those Persons authorized to sign thereon; (b) true and complete copies of all borrowing, depository and transfer resolutions and those Persons entitled to act thereunder; and (c) a true and complete list of all powers of attorney granted by the Company and those Persons authorized to act thereunder.
5.24No Acceleration of Collections. None of the Company or any of its respective Affiliates has requested or caused any payor who would, in the ordinary course of business consistent with past practice or pursuant to any Contractual obligation, make a payment after the Closing Date to the Company or to any of their respective Affiliates in respect of any of the Company Assets, to make such payment earlier than the ordinary due date.
5.25Real Property.
(a)Neither the Company nor any Subsidiary of the Company owns, or has ever owned, any real property.
(b)Schedule 5.25(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all leases or other Contracts to which the Company or any Subsidiary of the Company is a party for the use or occupancy, now or in the future, of any real property, including all master or superior leases, and including all amendments, supplements, modifications, extensions, restatements, renewals, guaranties, and other related Contracts with respect thereto (each a “Lease” and collectively, the “Leases”). The Company has provided the Buyer Representative with true, correct and complete copies of all Leases. Neither the Company nor any Subsidiary of the Company is a party to any sublease. Other than the Leases, neither the Company nor any Subsidiary of the Company has any other direct or indirect interest in real property, whether owned, leased or otherwise.
(c)Each Lease is in full force and effect and enforceable against the Company and each Subsidiary of the Company (as applicable) party to such Lease and, to the Knowledge of the Company, each other party thereto in accordance with its terms, in each case subject to the Enforceability Exceptions. Neither the Company nor any Subsidiary of the Company is, and to the Knowledge of the Company, no other party to any of the Leases is, in material breach or material violation of, or in default of, any of the Leases.

5.26Insurance
(a)Set forth in Schedule 5.26(a) of the Company Disclosure Schedules is a true, correct and complete list of all insurance policies of property, fire and casualty, product liability, general liability, workers’ compensation, errors & omissions, directors & officers and other forms of insurance held by the Company and each of Subsidiary of the Company, including those under which the Company or any Subsidiary of the Company is a named insured or otherwise the beneficiary of coverage, which list includes the name of the insurance company and insured, the type of policy, the decelerations page and the policy number for each such insurance policy.
(b)The policies listed in Schedule 5.26(b) of the Company Disclosure Schedules (i) are in full force and effect; (ii) all premiums and retained losses within deductibles or self-insured retentions due with respect thereto have been paid or accrued; and (iii) no written notice of termination, cancellation or non-renewal of any insurance policy has been received by the Company or any Subsidiary of the Company with respect to any such policy. The Company and each Subsidiary of the Company has complied in all respects with the terms and provisions of such insurance policies and neither the Company nor any Subsidiary of the Company, and to the Knowledge of the Company, no insurance company, is in default with respect to its obligations under any of such insurance policies.
(c)Set forth in Schedule 5.26(c) of the Company Disclosure Schedules is a true, correct and complete list of all insurance claims submitted to any Person in the past five (5) years in connection with any policy set forth on Schedule 5.26(c) of the Company Disclosure Schedules, including a detailed explanation of the outcome of each such claim.
(d)Set forth in Schedule 5.26(d) of the Company Disclosure Schedules is a true, correct and complete list of all insurance claims submitted to any Person in the past five (5) years in connection with any policy set forth on Schedule 5.26(d) of the Company Disclosure Schedules that were either (i) rejected by the insurance provider; or (ii) were not and have not been paid by the insurance provider.
5.27No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Article 4 or this Article 5 (as modified by the Company Disclosure Schedules), and except in the event of any Action arising out of, involving or otherwise in respect of Fraud, none of the Company, any Subsidiary of the Company, any Seller, any of their respective Affiliates, or any other Person on their behalf, makes any express or implied representation or warranty (and there is and has been no reliance by the Buyers or any of their respective Affiliates or representatives on any such representation or warranty) with respect to the Company, any Subsidiary of the Company, or their respective businesses or with respect to any other information provided, or made available, to the Buyer Representative, the Buyers or their respective representatives or Affiliates in connection with the Contemplated Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to the Buyer Representative, the Buyers or their respective representatives or Affiliates or any other Person resulting from the Buyer Representative’s, the Buyers’ or their respective representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to the Buyers or their respective representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Contemplated Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Buyers or their respective representatives or in any other form in connection with the Contemplated Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in Article 4 or this Article 5 (as modified by the Company Disclosure Schedules) and except in the event of any Action arising out of, involving or otherwise in respect of Fraud.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE BUYERS AND MERGER SUB
The Buyers and Merger Sub hereby jointly and severally represent and warrant to the Company and the Sellers, that the statements contained in this Article 6 are true and correct as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to another date (in which case, as of such other date)):
6.1Organization. The Buyers are duly formed, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Delaware. The Merger Sub is duly formed, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Delaware. Each of the Buyers, Merger Sub and the Surviving Company has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted, except where the failure to have such requisite power and authority would not, individually or in the aggregate, reasonably be expected to prevent the performance of the Buyers, Merger Sub or the Surviving Company of any of its respective obligations under this Agreement, and to consummate the Contemplated Transactions. There is no pending or threatened in writing or, to the Knowledge of the Buyers, otherwise threatened dissolution, liquidation, bankruptcy or insolvency of the Buyers, Merger Sub and the Surviving Company. Merger Sub was formed solely for the purpose of effecting the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions. Buyer 2 is, and will be as of the Closing, a wholly owned subsidiary of WMG Acquisition Corp and WMG Acquisition Corp is, and will be as of the Closing, treated as a regarded corporation for U.S. federal income Tax purposes.
6.2Authority. Each of the Buyers, Merger Sub and the Surviving Company has the requisite legal capacity, power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Buyers, Merger Sub and the Surviving Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of the Buyers, Merger Sub and the Surviving Company, and no proceeding, consent or authorization on the part of the Buyers, Merger Sub and the Surviving Company, its board of directors or similar governing body or its equityholders is necessary to authorize the execution, delivery and performance of this Agreement or any other

Transaction Document to which it is a party and the consummation by the Buyers of the Contemplated Transactions.
6.3Binding Obligation. This Agreement and the other Transaction Documents to which the Buyers, Merger Sub or the Surviving Company is a party have been duly executed and delivered by the Buyers, Merger Sub and the Surviving Company, as applicable. Assuming that each such Transaction Document has been duly executed and delivered by the other parties thereto, as applicable, each such Transaction Document constitutes a legal, valid and binding obligation of the Buyers, Merger Sub and the Surviving Company, enforceable against the Buyers, Merger Sub and the Surviving Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.
6.4No Conflicts. The execution, delivery and performance by the Buyers, Merger Sub and the Surviving Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Contemplated Transactions by the Buyers, Merger Sub and the Surviving Company do not and will not: (a) conflict with, result in a breach of, violate, or constitute a default under, or constitute an event that, after notice or lapse of time or both, would result in a conflict with, breach of, violation of, or constitute a default under, any provision of the Organizational Documents of the Buyers, Merger Sub or the Surviving Company; (b) conflict with, result in a breach of, violate, or constitute a default under, or constitute any event that, after notice or lapse of time or both, would result in a conflict with, breach of, violation of, constitute a default under, or accelerate the performance required under, or result in the termination of or give any Person the right to terminate, any Contract to which the Buyers, Merger Sub or the Surviving Company is a party or by which the Buyers, Merger Sub or the Surviving Company is bound and which would be reasonably expected to prevent the Buyers, Merger Sub or the Surviving Company from consummating, or would impair the Buyers’, Merger Sub’s or the Surviving Company’s ability to consummate, the Contemplated Transactions or that would reasonably be expected to adversely affect the ability of the Buyers, Merger Sub or the Surviving Company to perform its obligations under this Agreement or any other Transaction Document to which it is a party; or (c) conflict with, result in a breach of, violate, or constitute a default under, or constitute an event that, after notice or lapse of time or both, would result in a conflict with, breach of, violation of, or constitute a default under, any provision of any Law or Order applicable to the Buyers, Merger Sub and the Surviving Company or their respective assets or properties.
6.5No Governmental Authorizations. Other than the Required Governmental Consents, no authorization, consent, approval or other action by, and no notice to or designation, declaration or filing with, any Governmental Authority will be required to be obtained or made by the Buyers, Merger Sub or the Surviving Company in connection with the execution, delivery and performance by the Buyers, Merger Sub or the Surviving Company of this Agreement and the other Transaction Documents to which it is a party or the consummation of the Contemplated Transactions by the Buyers, Merger Sub or the Surviving Company.
6.6No Actions. There are no Actions pending or threatened in writing or, to the Knowledge of the Buyers, otherwise threatened against the Buyers, Merger Sub or the Surviving Company by or before any Governmental Authority which seeks to prevent the Buyers, Merger Sub and or Surviving Company from consummating, or would impair the Buyers’, Merger Sub’s and the Surviving Company’s ability to consummate, the Contemplated Transactions or that would reasonably be expected to adversely affect the ability of the Buyers, Merger Sub or the Surviving Company to perform its obligations under this Agreement or any other Transaction Document to which it is a party.
6.7No Orders. None of the Buyers, Merger Sub and the Surviving Company is subject to any pending or outstanding Order that prohibits or otherwise restricts the ability of the Buyers, Merger Sub or the Surviving Company to consummate the Contemplated Transactions or otherwise perform its obligations pursuant to this Agreement or any other Transaction Document to which it is a party.
6.8No Brokers. No broker, finder or other similar Person has acted for or on behalf of the Buyers, Merger Sub or the Surviving Company in connection with this Agreement or the Contemplated Transactions, and no broker, finder or other similar Person is entitled to any broker’s, finder’s or other advisory or similar fee or commission or costs, expenses or similar payments in connection therewith based on any arrangements or Contract made by the Buyers, Merger Sub or the Surviving Company or any of its Affiliates or any action taken by the Buyers, Merger Sub or the Surviving Company.
ARTICLE 7
COVENANTS
7.1Public Announcements.
(a)The Buyer Representative, on the one hand, and the Company and the Seller Representative, on the other hand, shall mutually agree in writing in advance with respect to the timing and content of any initial press release or public announcement concerning the Contemplated Transactions. None of the Company, the Sellers or any of their respective Related Parties, on the one hand, or the Buyers or any of their respective Related Parties, on the other hand, shall issue or cause the publication of any press release or other public announcement or statement with respect to the terms and conditions of this Agreement, including its existence, or the Contemplated Transactions without the prior written consent of the Buyer Representative, the Company and the Seller Representative, and no such Person shall disclose or otherwise make available to any third party any such information (other than to its respective directors, officers, attorneys, advisors, Affiliates, auditors, financing sources, or other Representatives, in their capacity as such, on a need-to-know basis; provided that the disclosing Person shall be liable in the event any of its permitted recipients disclose any information that the disclosing Person would be prohibited from disclosing pursuant to this provision). Notwithstanding the foregoing, following the Effective Date and prior to any public announcement of the Contemplated Transactions, the Seller Representative may contact the Label Artists (and their personal managers or similar professional advisors) and the Employees of the Company and disclose the Contemplated Transactions, provided, that during such period, (a) any Buyer or any Buyer’s direct or indirect parent companies shall be permitted to make such disclosure consistent with Section 7.1(b); and (b) the Seller Representative shall meaningfully consult with the Buyer Representative about the contents of any contemplated disclosure to any Label Artist (or their personal managers or similar professional advisors) and the Employees of the Company or any Subsidiary of the Company prior to such disclosure.
(b)Nothing herein will prohibit any Party or its Related Parties (including, for purposes of this Section 7.1, any Buyer’s direct or indirect parent companies) from issuing any press release or making any public announcement to the extent that such disclosure (x) is required by applicable Law, the applicable rules of any securities exchange, a Governmental Authority or Order (including, with respect to any Buyer, such Laws, rules, regulations or Governmental Authorities applicable to the Buyer or its Affiliates); or (y) is required or recommended pursuant to or in connection with any Buyer’s or its Affiliates’ equity, debt, bond or other financing arrangements; provided, that, solely with respect to the foregoing subclause (y), any such disclosures will be made in a manner that (1) is blended with other intended uses of such financing proceeds (e.g., other acquisitions and/or other general corporate purposes), (2) does not identify the Company, any Subsidiary of the Company, any Seller, any Label Artist, or the Contemplated Transaction, and (3) would not lend itself to identifying the Company, any Subsidiary of the Company, any Seller, any Label Artist, or the Contemplated Transaction; provided, further, that, solely with respect the foregoing subclause (y), such disclosures may reference (A) that the Contemplated Transaction involves recorded music assets, (B) incremental revenue of any Buyer anticipated in connection with the Contemplated Transaction, and (C) incremental EBITDA of any Buyer anticipated in connection with the Contemplated Transaction. The Seller Representative will have a reasonable opportunity to review and comment on such disclosure, and the Buyer Representative will in good faith work with the Seller Representative and any Buyer’s underwriters on a mutually agreed balance of disclosure that will preserve confidentiality of the transaction but satisfy applicable securities law considerations.
7.2Confidentiality. None of the Company, the Seller, Seller-Affiliated Person or any of their respective Related Parties, on the one hand, or the Buyers or any of their respective Related Parties, on the other hand, shall disclose, or cause the disclosure of, this Agreement, its existence or any of its terms and conditions; provided that such Person may disclose any such confidential information to its respective directors, officers, attorneys, advisors, Affiliates (including, for purposes of this Section 7.2 any Buyer’s direct or indirect parent companies), auditors or other Representatives, in their capacity as such, on a need-to-know basis; provided, further, that the disclosing Person shall be liable in the event any of its permitted recipients disclose any information that the disclosing Person would be prohibited from disclosing pursuant to this provision. Nothing herein will prohibit any Party or its Related Parties (including, for purposes of this Section 7.2, any Buyer’s direct or indirect parent companies) from making such disclosure (a) to the extent that such disclosure is required by applicable Law, the applicable rules of any securities exchange, a Governmental Authority or a valid Order (including, for purposes of this Section 7.2, any Buyer’s direct or indirect parent companies); (b) as permitted by Section 7.1(b); or (c) in connection with the Required Governmental Consents.
7.3Tax Matters.
(a)Filing of Tax Returns.
(i)The Seller Representative shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company with respect to flow-

through income Taxes that are imposed on the Sellers that cover a Pre-Closing Tax Period other than a Straddle Period, including any such Tax Returns filed after the Closing Date (the “Pre-Closing Flow-Through Returns”). The Seller Representative shall submit a copy of each such Pre-Closing Flow-Through Return, and any other material Tax Return required to be filed by, on behalf of, or with respect to, the Company or any of its Subsidiaries on or prior to the Closing Date, to the Buyer Representative for the Buyer Representative’s review and comment no less than twenty (20) Business Days (in the case of any Pre-Closing Flow-Through Return, or a reasonable amount of time, in the case of any other material Tax Return) prior to the due date for timely filing of such Tax Return, or if the due date is within twenty (20) Business Days of the date of this Agreement, as promptly as practical after the date of this Agreement, and shall consider in good faith any of Buyer Representative’s comments thereon.
(ii)The Buyer Representative shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns, other than Pre-Closing Flow-Through Returns, that are required to be filed by or with respect to the Company or any of its Subsidiaries after the Closing Date, including any Tax Returns of the Company with respect to flow-through income Taxes that cover a Straddle Period (a “Straddle Period Flow-Through Return”); provided, that to the extent that any such material Tax Return relates to a Pre-Closing Tax Period, the Buyer Representative shall provide such Tax Return to the Seller Representative for review and approval (such approval not to be unreasonably withheld conditioned or delayed) no less than twenty (20) Business Days (in the case of any Straddle Period Flow-Through Return, or a reasonable amount of time, in the case of any other material Tax Return) prior to the due date for timely filing of such Tax Returns, or if the due date is within twenty (20) Business Days of the Closing Date, as promptly as practical after the Closing Date, and the Sellers shall remit or cause to be remitted to the Company or the Buyers any Pre-Closing Taxes to the extent not taken into account for purposes of determining Indebtedness. In the event that Buyers and Sellers have any disagreement regarding a Straddle Period Flow-Through Return (or any other material Tax Return reporting Pre-Closing Taxes), the Buyers and the Sellers shall endeavor in good faith to resolve such disagreement within twenty (20) days of the Seller Representative’s receipt of such draft Tax Return, and any disputes remaining after such period shall be submitted to the Arbitration Firm for resolution in accordance with the procedures set forth in Section 2.9(b) (to the extent applicable).
(b)Cooperation/Disputes.
(i)Following the Closing, the Seller Representative, the Company and the Buyer Representative shall reasonably cooperate, and shall cause their respective Affiliates, Employees, auditors and other Representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits relating to Taxes of the Company and any taxable income passed through the Company, including by making available to each other all records necessary in connection with Taxes, furnishing the other party with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request and making Employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such dispute or audit.
(ii)The Seller Representative shall control all disputes and audits of any Tax Returns of the Company relating to flow-through income Taxes that are imposed on the Sellers that cover a Pre-Closing Tax Period, other than any such dispute or audit with respect to a Straddle Period, and the Buyers and their respective Affiliates shall take all necessary actions to permit the Seller Representative to exercise such control; provided that, the Seller Representative shall (A) notify the Buyer Representative of such dispute or audit (and, if the Buyer Representative receives notice of any such dispute or audit, it shall timely notify the Seller Representative of such dispute or audit); (B) allow the Buyer Representative to participate in such dispute or audit using the Buyer Representative’s own counsel or advisers at the expense of the Buyer Representative; and (C) provide the Buyer Representative with copies of all material correspondence and a reasonable opportunity to review and comment on any submissions related to such dispute or audit, and consider in good faith any comments thereon. The Buyer Representative shall control all other disputes and audits relating to the Company or any of its Subsidiaries; provided that to the extent that any such dispute or audit relates to a Straddle Period, the Buyer Representative shall (W) notify the Seller Representative of such dispute or audit (and, if the Seller Representative receives notice of any such dispute or audit, it shall timely notify the Buyer Representative and the Company of such dispute or audit); (X) allow the Seller Representative to participate in such dispute or audit using the Seller Representative’s own counsel or advisers at the expense of the Seller Representative; (Y) provide the Seller Representative with copies of all material correspondence and a reasonable opportunity to review and comment on any submissions related to such dispute or audit, and consider in good faith any comments thereon; and (Z) not compromise or settle any dispute or audit arising with respect to a Straddle Period Flow-Through Return without the prior written consent of the Seller Representative, such consent not to be unreasonably withheld, conditioned or delayed.
(c)With respect to any Pre-Closing Tax Period or Straddle Period to which the Partnership Audit Rules apply, unless otherwise agreed in writing by the Buyer Representative and the Seller Representative, the Company shall make the election under Section 6226(a) of the Code with respect to the alternative to payment of imputed underpayment, and the Parties and their Affiliates shall take any action such as filings, disclosures and notifications necessary to effectuate such election.
(d)Post-Closing Action. The Buyers shall not (and shall cause the Company not to) amend any Tax Return relating to the Company for any Pre-Closing Tax Period (or portion thereof) or take any other action with respect to any Pre-Closing Tax Period (or portion thereof) that may reasonably be expected to result in any new or increase in Tax for which a Seller would be liable without the Seller Representative’s prior written consent, such consent not to be unreasonably withheld.
(e)Conveyance Taxes. All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the Contemplated Transactions (“Conveyance Taxes”) shall be borne fifty percent

(50%) by the Sellers and fifty percent (50%) by the Buyers. The Sellers and the Buyers agree to cooperate to jointly file all Tax Returns related to Conveyance Taxes, and all change of ownership and similar statements required to be filed in connection with the Contemplated Transactions.
(f)Section 754 Election. The Parties agree that the Company shall, and the Parties hereto agree to cause the Company to, make and have in effect for the Company’s taxable year that includes the Closing Date an election under Section 754 of the Code and any comparable provisions of state or local applicable Law.
(g)Survival. Notwithstanding anything to the contrary in this Agreement (including Article 10), the obligations of the Parties set forth in this Section 7.3 shall survive the Closing until they have been satisfied.
7.4Further Assurances. In connection with this Agreement and the other Transaction Documents and the Contemplated Transactions, the Company (and shall cause its Subsidiaries to) and the Seller Representative shall use commercially reasonable efforts and in good faith cooperate with the Buyer Representative to execute and promptly and expeditiously deliver any additional documents and instruments and perform any additional acts that may be necessary or reasonably appropriate to effectuate and perform the provisions of this Agreement and to consummate and make effective the Contemplated Transactions.
7.5Interim Operations of the Company.
(a)The Company, and to the extent within the Seller Representative’s control, the Seller Representative, covenant and agree that except as otherwise contemplated by this Agreement or applicable Law or as approved by the Buyer Representative in writing (such approval not to be unreasonably withheld, conditioned or delayed), at all times from and after the Effective Date until the earlier to occur of the Closing and the date this Agreement is terminated in accordance with Article 9 (such period, the “Interim Period”), the Company will and, to the extent within the Seller Representative’s control, the Seller Representative will cause the Company and each Subsidiary of the Company to (i) conduct its business in the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to preserve in all material respects its business organization and maintain in all material respects existing relations and goodwill with its key customers, suppliers, Employees, Label Artists (including the Top Label Artists) and other Persons with whom the Company transacts material business.
(b)The Company and, to the extent within the Seller Representative’s control, the Seller Representative, covenant and agree that, to the fullest extent permitted by applicable antitrust and competition Laws, except as otherwise expressly contemplated by this Agreement, as required by applicable Laws or as approved by the Buyer Representative in writing (such approval not to be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company will not and, to the extent within the Seller Representative’s control, the Seller Representative will cause the Company and each Subsidiary of the Company not to:
(i)adopt or propose any change to its or their Organizational Documents;

(ii) adopt or propose a plan to (A) merge or consolidate itself with any other Person; (B) organize any other Person, joint venture or any business organization or division thereof; (C) restructure, reorganize, recapitalize or completely or partially liquidate itself; (D) acquire any capital stock or Equity Securities of any other Person; (E) acquire any rights, assets or properties of any other Person other than in the ordinary course of business consistent with past practice; or (F) acquire any fee interest in real property;
(iii)issue, sell, deliver, redeem, pledge, lease, dispose of, grant, transfer, purchase or otherwise create or subject to any Encumbrance (other than any Permitted Encumbrance), or authorize the issuance, sale, delivery, redemption, pledge, lease, disposition, grant, transfer, purchase or creation of any Encumbrance (other than any Permitted Encumbrance) of, any Equity Securities of the Company, or grant or enter into any options, warrants, rights, Contracts or commitments with respect to the issuance of any Equity Securities of the Company, or amend any terms of any such Equity Securities or Contracts;
(iv) (A) incur or assume any Indebtedness (other than ordinary course borrowings under the Pinnacle Loan and Security Agreement without material modification to the terms of such agreement including any increase in amount available for borrowing) or guarantee or otherwise become liable for Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire its debt securities; or (B) cancel, release, amend, or assign any Indebtedness owed to the Company;
(v)create or incur any Encumbrance (other than Permitted Encumbrances) (including on any Company Assets);
(vi) enter into, become subject to, amend, modify, terminate, waive, allow to lapse, release or assign any material right, claim or benefit under, or accelerate any provision of, any Material Contract, except expirations of Contracts in accordance with their terms in the ordinary course of business consistent with past practice;
(vii)either (A) sell, assign, transfer or exclusively license any Company Intellectual Property or any Company Works (other than to the Buyers or any of their respective Affiliates); or (B) intentionally permit any Registration of any Company Intellectual Property or any Company Works to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable;
(viii)make any advance (or similar) payment to any Person (other than in accordance with the terms and conditions (existing as of the Effective Date or otherwise in the ordinary course of business consistent with past practice) under any applicable Label Artist Agreement);
(ix)enter into, amend, modify or terminate any Company Contract other than in the ordinary course of business consistent with past practice with respect to Company Contracts that are not Material Contracts, or cancel, modify or waive any debts or claims or waive any rights held by the Company or any Subsidiary of the Company thereunder;
(x)sign (as such term is customarily understood in the music industry) any Person who, upon signing, would be governed by any Company Contract; provided that the Company may sign a Person if such signing does not create a firm financial obligation of the Company or any of its Subsidiaries either individually in excess of $750,000 or in the aggregate in excess of $1,500,000;
(xi)drop (as such term is customarily understood in the music industry) any Label Artist or fail to exercise any option(s) under, in connection with or pursuant to any Label Artist Agreement;
(xii)effect, directly or indirectly, any recapitalization, reclassification, distribution, equity split or like change in its capitalization;
(xiii)declare, authorize, make, set aside or pay any dividends or other distributions on or in respect to any of its Equity Securities (other than with respect to cash dividends or distributions (including tax distributions) to the holders of Equity Securities of the Company);
(xiv)make any capital investments in, or any loans, capital contributions or advances to, any Person;
(xv)enter into, amend or modify any Contract, or otherwise enter into or effect any transaction, with (A) any Affiliate of the Company or any Seller; (B) any director, officer or manager of the Company or any Seller; (C) any family member of any Person described in clause (B); or (D) any Affiliate of any Person described in clause (B) or (C);
(xvi)except as required by GAAP or applicable Law: (A) change any annual Tax accounting period; (B) consent to any extension or waiver of the limitation period applicable to any material Tax claim or Tax assessment; (C) make or change any material Tax election; (D) adopt or change any method of Tax accounting; (E) prepare or file any Tax Return in manner materially inconsistent with past practice, other than the preparation and filing of Pre-Closing Flow-Through Returns; (F) file any material amended Tax Return; (G) settle or otherwise compromise any material claim or dispute relating to Taxes; (H) initiate or enter into any closing, voluntary disclosure or similar agreement relating to Taxes; (I) surrender any right to claim a refund of a material amount of Taxes or a material offset or other reduction in Liability for Taxes; or (J) request any ruling or similar guidance with respect to Taxes;
(xvii)commence, waive or release any material rights, pay discharge, agree to settle, settle or compromise any pending or threatened Action other than as does not or will not (A) involve payments in excess of $300,000 with respect to any individual Action and $1,500,000 in the aggregate; (B) subject the Company to any non-monetary or injunctive relief or any criminal penalties; (C) omit a complete and unconditional release of the Company and all customary related parties from all Liability arising out of such Action; or (D) materially restrict the operations of the business of the Company after the Closing Date;
(xviii)create any new Subsidiary;
(xix)write off as uncollectable any notes or accounts receivable (including any unrecouped advances or similar amounts);
(xx)cancel or reduce any insurance coverage;
(xxi)except as required by Law establish, adopt, enter into, amend, terminate or provide discretionary benefits under any Plan (or any plan, program, policy, agreement or arrangement that would be a Plan if in effect on the Effective Date);
(xxii)(A) other than for “cause”, terminate the employment of any Employee of the Company having (1) a title of Vice President or more senior, or (2) annual base compensation in excess of $175,000 per year; or (B) hire, promote, demote or materially alter the duties of any Employee of the Company having (1) a title of Vice President or more senior, or (2) annual base compensation in excess of $175,000 per year;
(xxiii)enter into, terminate (other than for “cause”), or amend in any material respect, any employment Contract with any Employee of the Company having (A) a title of Vice President or more senior; or (B) annual base compensation in excess of $175,000 per year;
(xxiv)sell, transfer, assign, convey, lease, license or otherwise dispose of or subject to any Encumbrance (other than any Permitted Encumbrance) any material Company Asset (or any interest therein), other than in the ordinary course of business consistent with past practice;
(xxv)(A) except as set forth on Schedule 7.5(b)(xxv) of the Company Disclosure Schedules, increase, fund, or accelerate the time of payment or vesting of compensation or benefits (including change in control, severance or termination pay) of any Employee of the Company or any Subsidiary of the Company, other than as required by any Plan in force as of the date hereof; or (B) establish, amend, provide discretionary benefits under or terminate any Plan (or any arrangement that would be a Plan if in effect as of the date hereof);
(xxvi)implement or announce any “plant closing” or “mass lay off” (as defined in the WARN Act);
(xxvii)enter into any collective bargaining agreement, works council agreement or other Contract with any labor union or employee representative body;
(xxviii)enter into any new line of business or abandon or discontinue any existing line of business;

(xxix)enter into any Contract that involves the payment by the Company, in each case, of fixed (or committed) amounts in excess of $1,500,000; or
(xxx)authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.
(c)During the Interim Period, other than as expressly permitted by and in accordance with Sections 7.5(a) and 7.5(b), or in connection with obtaining the Sellers Consent, the Company agrees not to, and agrees to not permit any Subsidiary of the Company and its and their respective Representatives to: (i) directly or indirectly solicit, initiate, encourage or facilitate (including by way of furnishing any non-public information or providing assistance or access to properties or assets) any inquiries or any proposal or offer (A) relating to any (1) Indebtedness for borrowed money (for the avoidance of doubt, other than pursuant to Section 7.5(b)(iv)) or equity financing of the Company or any Subsidiaries of the Company or (2) acquisition or purchase of the equity or any substantial portion of the assets of the Company or any Subsidiary of the Company; or (B) enter into any merger, amalgamation or other business combination, share purchase transaction, or equity or debt financing (for the avoidance of doubt, other than pursuant to Section 7.5(b)(iv)) with the Company or any Subsidiary of the Company; (C) enter into any other extraordinary business transaction involving or otherwise relating to the Company or any Subsidiary of the Company or their respective assets; or (D) acquire any equity, debt or other securities in any Person or acquire any assets of any Person; (ii) participate directly or indirectly in or enter into any discussions, conversations, negotiations or other communications regarding, furnish to any other Person any information with respect to, or cooperate with or encourage any effort or attempt by any other Person to seek to do, any of the foregoing; (iii) grant any Person any waiver or release under any standstill or similar agreement with respect to any class of securities of the Company or any Subsidiary of the Company; (iv) enter into or propose any agreement, arrangement or understanding with any Person requiring the Company to abandon, terminate or fail to consummate the Contemplated Transaction; or (v) enter into or propose any agreement, arrangement, understanding, term sheet or letter of intent with any Person with respect to any of the foregoing.
7.6Filings; Other Actions; Notification.
(a)Cooperation. Subject to the terms and conditions set forth in this Agreement, during the Interim Period, the Parties shall cooperate with each other and shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Laws to obtain all necessary actions, waivers, consents and approvals from any Governmental Authority and any other Person and the preparation and making of all necessary registrations, notices, reports and other filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority. Subject to applicable Laws relating to the exchange of information, each Party shall have the right to review in advance, and to the extent practicable each shall consult with each other on and consider in good faith the views of each other in connection with, all of the information relating to such Party or any of their respective Subsidiaries or Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to any Governmental Authority in connection with the

Contemplated Transactions. In exercising the foregoing rights, each of the Parties shall act reasonably and as promptly as practicable.
(b)Information. The Parties shall each, upon written request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers, managers and equityholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of such Parties or any of their respective Subsidiaries to any Governmental Authority in connection with the Contemplated Transactions.
(c)Status. Subject to applicable Laws and as required by any Governmental Authority, the Parties shall each keep the other reasonably apprised of the status of matters relating to the consummation of the Contemplated Transactions, including promptly furnishing the other with copies of notices or other communications received by any Party, as the case may be, or any of its Subsidiaries, from any Governmental Authority with respect to the Contemplated Transactions.
(d)Antitrust Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 7.6, the Parties (with respect to clauses (i), (ii) and (iii)) and the Buyers (with respect to clause (iv)) agree to take or cause to be taken the following actions:
(i)promptly provide to each and every federal, state, local or foreign court or Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Contemplated Transactions;
(ii)use their respective reasonable best efforts to prepare and file as promptly as practicable (to the extent not already filed) with any applicable Government Antitrust Entity all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents. In furtherance and not in limitation of Section 7.6(d)(i), each Party shall make any required filing as promptly as practicable (to the extent not already filed) with the applicable Government Antitrust Entity with respect to the Contemplated Transactions and shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the review, clearance or approval by such Government Antitrust Entity of any of the Contemplated Transactions;
(iii) (A) promptly notify the other Party of any written or oral communication to that Party from any Government Antitrust Entity and, subject to applicable Law, permit the other Party to review in advance any proposed written communication to any Government Antitrust Entity, in each case concerning the review, clearance or approval by such entity of the Contemplated Transactions; (B) to the extent permitted by such Government Antitrust Entity, give the other Party the opportunity to attend and participate in meetings with such Government Antitrust Entity; and (C) furnish the other Party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and its respective Representatives on the one hand, and any Government Antitrust Entity or members of such Government Antitrust Entity’s staff on the other hand, concerning the review, clearance or approval of the Contemplated Transactions under any applicable antitrust or competition Laws, except to the extent prohibited by applicable Laws or the instructions of such Government Antitrust Entity; provided, that a Party shall be permitted to remove any commercially sensitive information, any information necessary to comply with Contractual arrangements, any information to address reasonable privilege concerns, or any references to address valuation concerns, in each case, before sharing with the other Party, or such Party’s legal counsel may share complete versions on an outside-counsel-only basis with the other Party’s legal counsel; and
(iv)make the prompt use of its reasonable best efforts to avoid or eliminate any impediment under any antitrust Laws that may be asserted by any Government Antitrust Entity.
7.7R&W Insurance Policy. The Buyers shall obtain, at or prior to the Closing, a transaction representations and warranties insurance policy from Liberty Surplus Insurance Corporation (together with an excess representations and warranties insurance policy from DUAL North America) (the “R&W Insurance Policy”). The Company shall, and shall cause its Related Parties (including the Subsidiaries of the Company) to, at the sole cost of Buyers, cooperate in good faith and take all reasonable action necessary to assist the Buyers in obtaining the R&W Insurance Policy, including (a) furnishing upon request to the Buyer Representative or the R&W Insurance Policy provider any customary information related to the Company that is reasonably required or requested in connection therewith; (b) executing and delivering to the Buyer Representative or R&W Insurance Policy provider any customary documents or materials that are reasonably required or requested in connection therewith; and (c) doing such other customary acts and things consistent herewith, all as the Buyer Representative may reasonably request for the purpose of carrying out the intent of this Section 7.7. From and after the Effective Date, the Buyers shall not amend the R&W Insurance Policy with respect to any provision relating to the insurer’s waiver of subrogation rights against the Sellers (other than in the event of Fraud). All fees and expenses (including all premium, underwriting or diligence fees, and surplus line or premium Tax or other applicable Tax, fee or surcharge owing to the insurers) of the R&W Insurance Policy shall be borne by the Buyers. The failure of the Buyers to obtain the R&W Insurance Policy shall not release the Buyer Representative, the Buyers, or Merger Sub of any of their respective obligations pursuant to this Agreement, including their obligation to consummate the Contemplated Transactions, nor shall it increase the liability of the Seller Representative or any Seller. Any amounts payable from the Escrow Account pursuant to Sections 2.9, 2.10 and 2.11 shall be net of any net proceeds actually and indefeasibly received (after deduction of the costs of recovery, if any) under the R&W Insurance Policy.
7.8Directors’ and Officers’ Indemnification and Exculpation. Following the Closing, the Buyers and the Surviving Company agree that all rights to indemnification and exculpation for acts or omissions occurring prior to the Closing now existing in favor of the current or former members, managers, directors, officers or Employees of the Company who have the right to indemnification or exculpation by the Company as provided in its organizational documents or otherwise shall survive the Contemplated Transactions and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing. The Company shall, prior to the Closing, exercise (i.e., engage the insurer and secure coverage under) the tail policy on the existing directors & officers and cybersecurity policies at no cost to any Buyer, such that the directors & officers tail policy shall extend for six (6) years and the cybersecurity policy shall extend for three (3) years. Evidence of the exercise of each such tail policy, in each case, shall be delivered to the Buyer Representative at Closing in form and substance reasonably satisfactory to the Buyer Representative. If, following the Closing, the Buyers, the Surviving Company or their respective successors or assigns (a) shall consolidate with or merge into any other unaffiliated Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any unaffiliated Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Buyers (as applicable) or the Surviving Company shall assume all of the obligations of the Buyers (as applicable) and the Surviving Company set forth in this Section 7.8. Notwithstanding anything in this Agreement to the contrary including this Section 7.8, and notwithstanding anything in any other Contract to the contrary including the Organizational Documents of the Company and its Subsidiaries or any employment or other Contract, none of the Buyers, the Surviving Company, their respective Subsidiaries or their respective Affiliates shall be obligated to defend, indemnify or hold harmless any current or former members, managers, directors, officers or Employees of the Company or its Subsidiaries, in their capacity as such or as equity holders of the Company, for or with respect to any Action arising out of, relating to or in connection with the Contemplated Transactions.
7.9Employee Matters.
(a)The Buyers shall use commercially reasonable efforts to cause to be (a) waived all limitations as to pre-existing conditions and exclusions with respect to the Buyers’ medical, dental and vision plans, with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan of the Buyers or their respective Subsidiaries in which such employees may be eligible to participate after the Closing, to the extent that such conditions and exclusions would have been waived or satisfied under the corresponding welfare plan in which any such Employee participated immediately prior to the Closing, and to the extent that such waiting periods would be satisfied under the applicable employee benefit plan or arrangement maintained by the Buyers or their respective Subsidiaries as a result of such Continuing Employee’s length of service and (b) provided to each such Continuing Employee credit for all service recognized under a corresponding employee benefit plan or arrangement maintained by the Buyers or their respective Subsidiaries for purposes of determining eligibility to participate (including with respect to waiting periods) and vesting under each employee benefit plan, program or arrangement of the Buyers or their respective Subsidiaries in which such employees are eligible to participate after the Closing, and for purposes of determining the amount of benefits under any severance or vacation plan, program or arrangement of the Buyers or their respective Subsidiaries.
(b)No later than the day immediately preceding the Closing Date, the Company shall take all action as is necessary to terminate the 300 Entertainment 401(k) Plan (the “Company 401(k) Plan”) effective no later than the date immediately preceding the Closing

Date. At least three (3) days prior to taking such action, the Company shall provide the Buyer Representative with a draft of the applicable resolutions terminating the Company 401(k) Plan, and all other documentation associated with such termination, and shall consider in good faith all comments provided by the Buyer Representative.
(c)Without limiting the generality of Section 12.7, nothing in this Agreement is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Plan or other benefit or compensation plan or arrangement, (b)  prevent any Buyer or its Affiliates from terminating or amending any Plan or any other benefit or compensation plan or arrangement or (c) prevent any Buyer or its Affiliates, on or after the Closing Date, from terminating the employment of any Continuing Employee for any reason. Nothing in this Section 7.9 shall confer any rights or remedies (including third-party beneficiary rights) on any current or former director, Employee, consultant or independent contractor of the Company (including with respect to any continued right to employment or engagement), the Buyers or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person other than the parties hereto.
(d)If and only to the extent the following amounts are included in Company Indebtedness as reflected in the Estimated Closing Statement, following the Closing, the Seller Representative shall have the right to allocate among, and cause the Company to pay to, Employees of the Company (including the Seller Representative), bonuses in an amount not to exceed (i) [***] in the case of the earned and unpaid bonuses which amount shall be inclusive of all employer-side taxes payable with respect thereto; (ii) [***] in the case of the find & sign/mind bonuses which amount shall be inclusive of all employer-side taxes payable with respect thereto; and (iii) [***] in the case of the special bonuses which amount shall be inclusive of all employer-side taxes payable with respect thereto.
7.10Termination of Affiliate Arrangements. The Company and each Subsidiary of the Company shall cause all Affiliate Arrangements, other than those set forth on Schedule 7.10, to be terminated effective as of and conditioned upon the Closing, with no further liability or obligation of the Company or any Subsidiary of the Company thereafter. Without limiting the foregoing, all directors, officers, managers and Employees of the Company and each Subsidiary of the Company shall pay off in full, as of the Closing, any loans made by the Company or any Subsidiary of the Company to such directors, officers, managers and Employees, including, for the avoidance of doubt, the Specified Loans. Evidence of the release and termination (and, as applicable, the pay-off in full) of the Affiliate Arrangements (including, for the avoidance of doubt, the Specified Loans), in each case, shall be delivered to the Buyer Representative at Closing in form and substance reasonably satisfactory to the Buyer Representative.
7.11Unpaid Firm Financial Obligations. The Company shall deliver to the Buyer Representative one (1) Business Day prior to the Closing a certificate setting forth a true and complete list of each unpaid firm financial obligation (but only if such obligation is currently payable or payable in the future without regard to the exercise of an option for an additional contract period) that (a) in the case of A&R-related obligations, are in excess of $750,000 and (b) in the case of marketing spend obligations, are in excess of $500,000, in each case, in respect of any Label Artist, which would otherwise be payable by the Company or any Subsidiary of the Company (the “Unpaid Firm Financial Obligation Certificate”). This Section 7.11 shall not apply (i) to the condition set forth in Section 8.2(b) for purposes of determining whether or not the Company has performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing; or (ii) to the condition set forth in Section 8.2(c) and, for the avoidance of doubt, no Seller or Seller-Affiliated Person shall have any Liability based on, related to, or in connection with the Unpaid Firm Financial Obligation Certificate or the information provided, or failed to be provided, thereon (other than with respect to information otherwise provided in connection with the Contemplated Transactions (including pursuant to any Transaction Documents) for which, and to the extent, the Seller or Seller-Affiliated Person are otherwise subject to Liability).
7.12Reserve Account. The Seller Representative acknowledges that the Sellers Consent provides for a reserve (the “Reserve”) of approximately [***] to initially be retained in the Designated Account and to be utilized in the discretion of the Seller Representative for, among other things, expenses, liabilities and indebtedness. The Seller Representative shall not, nor shall the Seller Representative permit, [***] of the Reserve (the “Specific Reserve”) to be released from the Designated Account until the earlier of (a) if [***] and/or [***] (each an “Investment” and collectively the “Investments”) (including any equity ownership of Investments owned by the Company or any Subsidiary of the Company) is monetized after the Closing Date in a manner that results in the Company or any Subsidiary of the Company receiving cash in an amount not less than [***], in which case the Specific Reserve shall no longer be restricted pursuant to this Section 7.12; or (b) ninety (90) days following the Closing Date, in which case the entire Specific Reserve shall promptly (but in any event within two (2) Business Days) be released to the Buyer Representative by wire transfer of immediately available cash funds to an account or accounts designated by the Buyer Representative; provided, that, if either or both of the Investments are monetized during such ninety (90) day period and less than [***] is received by the Company or any of its Subsidiaries in the aggregate with respect thereto, an amount equal to such difference shall be released from the Specific Reserve promptly (but in any event within two (2) Business Days) to the Buyer Representative by wire transfer of immediately available cash funds to an account or accounts designated by the Buyer Representative and the balance of the Specific Reserve shall no longer be restricted pursuant to this Section 7.12.
ARTICLE 8
CONDITIONS
8.1Conditions to Each Party’s Obligation to Consummate the Contemplated Transactions. The respective obligations of each Party to consummate the Contemplated Transactions are subject to the satisfaction or written waiver by the Buyer Representative and the Seller Representative, at or prior to the Closing, of the following conditions:
(a)Regulatory Consents. (i) All of the approvals or consents of Governmental Authorities required to consummate the Contemplated Transactions and set forth on Schedule 8.1(a) of the Company Disclosure Schedules, if any, shall have been obtained; and (ii) all other Required Governmental Consents, if any, shall have been obtained (including the expiration or termination of any applicable waiting periods under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder).

(b)Litigation. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Laws or issued any Orders that is in effect and permanently enjoins or otherwise prohibits the consummation of the Contemplated Transactions.
8.2Conditions to Obligations of the Buyers. The obligations of the Buyers to consummate the Contemplated Transactions are also subject to the satisfaction at or prior to the Closing of the following conditions (any or all of which may be waived in whole or in part by the Buyers):
(a)Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in this Agreement (other than the Company Fundamental Representations) shall be true and correct in all respects (without regard to any reference to materiality, Material Adverse Effect or similar phrase) as of the Effective Date and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality contained therein) does not constitute a Material Adverse Effect; and (ii) the Company Fundamental Representations shall be true and correct in all respects as of the Effective Date and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date).
(b)Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required to be performed by it under this Agreement on or prior to the Closing Date.
(c)Closing Deliveries. The Company shall have made, or stand ready at the Closing to make, the deliveries required to be made by the Sellers pursuant to Section 2.8 and Section 3.1 (other than Section 3.1(c)).
8.3Conditions to Obligations of the Company. The obligation of the Company to consummate the Contemplated Transactions is also subject to the satisfaction at or prior to the Closing of the following conditions (any or all of which may be waived in whole or in part by the Seller Representative):
(a)Representations and Warranties of the Buyers. (i) The representations and warranties of the Buyers set forth in this Agreement (other than the Buyers Fundamental Representations) shall be true and correct in all respects (without regards to any reference to materiality or similar phrase) as of the Effective Date and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date), except where the failure of any such representations and warranties to be true and correct (without giving any effect to any qualification as to materiality contained therein) would not, individually or in the aggregate, prevent, materially delay or materially impair the consummation of the Contemplated Transactions or otherwise prevent the Buyers from performing its obligations under this Agreement; and (ii) the Buyers Fundamental Representations shall be true and correct in all respects as of the Effective Date and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date).
(b)Performance of Obligations of the Buyers. The Buyers shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required to be performed by the Buyers under this Agreement on or prior to the Closing Date.
(c)Closing Deliveries. The Buyers shall have made, or stands ready at the Closing to make, the deliveries required to be made by the Buyers pursuant to Section 3.2.
ARTICLE 9
TERMINATION
9.1Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by written agreement of the Buyer Representative and the Seller Representative;
(b)by either the Buyer Representative or the Seller Representative, by giving written notice of such termination to the other Parties, if (i) the Closing shall not have occurred on or prior to the day that is twelve (12) calendar days following the Effective Date (the “Termination Date”); or (ii) any Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions shall become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Termination Date;
(c)by the Seller Representative if there has been a breach of any representation, warranty, covenant or agreement made by the Buyers in this Agreement, or any such representation and warranty shall have become untrue after the Effective Date, such that Section 8.3(a) or 8.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Seller Representative to the Buyer Representative; and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to the Seller Representative if the Company is then in material breach of any representation, warranty agreement or covenant contained herein; or
(d)by the Buyer Representative if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the Effective Date, such that Section 8.2(a) or 8.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Buyer Representative to the Seller Representative; and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to the Buyer Representative if the Buyers are then in material breach of any representation, warranty agreement or covenant contained herein.
9.2Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article 9, this Agreement shall become void and of no effect with no Liability to any Person on the part of the Buyers, Merger Sub, the Company, or the Sellers (or of any of their respective Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (a) no such termination shall relieve the Buyers, or Merger Sub, on the one hand, or the Seller Representative, the Sellers or the Company, on the other hand, of any Liability to the other Parties, as applicable, resulting from Fraud, criminal activity or the breach of this Agreement prior to such termination; and (b) the provisions set forth in Section 7.2, this Section 9.2 and in Article 12 shall survive the termination of this Agreement.
ARTICLE 10
NO SURVIVAL
10.1No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing, except (a) Article 12 shall survive the Closing; and (b) for those covenants and agreements that by their terms apply or are to be performed, in whole or in part, at or after the Closing (including the indemnification requirements related to Excluded Claims set forth in Section 2.12(c)), shall survive the Closing in relevant part in accordance with their respective terms. The Buyers acknowledge and agree that neither the Company nor the Sellers shall have any obligation or liability for any Losses incurred by the Buyers or any of their respective Affiliates, successors or assigns for any inaccuracy or breach of any of the Company’s representations, warranties, covenants or agreements in this Agreement that by their terms are to be performed prior to the Closing other than (x) for Fraud; (y) to terminate this Agreement in accordance with Article 9; or (z) to enforce this Agreement in accordance with Section 12.11. For the avoidance of doubt, the survival periods set forth in this Section 10.1 shall not control with respect to a R&W Insurance Policy in respect of the representations and warranties contained in this Agreement purchased by the Buyers or one of their respective Affiliates, which shall contain survival periods that shall control for purposes thereunder.
ARTICLE 11
BUYER REPRESENTATIVE
11.1Acknowledgement. By signing this Agreement, each Buyer shall be deemed to have irrevocably constituted or appointed the Buyer Representative as the representative and true and lawful attorney-in-fact (which appointment each Buyer acknowledges is irrevocable and constitutes a power coupled with an interest), and by execution of this Agreement, the Buyer Representative hereby accepts such appointment to act on behalf of such Buyer as its agent and attorney-in-fact, with full power of substitution, to act in its name, place and stead in connection with the Contemplated Transactions. The power of attorney granted in this Section 11.1 by each

Buyer may be delegated by the Buyer Representative and shall survive the death or incapacity of any such Buyer. The Company, the Seller Representative, and the Sellers are entitled to rely on the actions of the Buyer Representative taken on behalf of the Buyers in connection with the Contemplated Transactions. By signing this Agreement, each Buyer shall be deemed to have authorized and empowered the Buyer Representative, on its behalf and in its name, to:
(a)act for and on behalf of each Buyer in any and all capacities and to do and perform every act and thing required or permitted to be done, in the reasonable judgment of the Buyer Representative, in connection with the Contemplated Transactions;
(b)give and receive all notices or documents given or to be given to or by the Buyers pursuant hereto or in connection herewith and to give and receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement;
(c)engage counsel and such accountants and other advisors for the Buyers and incur such other expenses on behalf of the Buyers in connection with the Contemplated Transactions as the Buyer Representative may deem appropriate;
(d)take such action on behalf of Buyers as the Buyer Representative may deem appropriate in respect of any amendment, waiver or consent with respect to this Agreement; provided that the consent of the applicable Buyer will be required with respect to taking any action in connection with such Buyer’s indemnity obligation;
(e)take such other action as the Buyer Representative is authorized to take under this Agreement;
(f)make all determinations required or permitted under this Agreement;
(g)represent each Buyer or both of them as a group in all litigation and negotiate or enter into settlements and compromises relating to any disputes arising in connection with the Contemplated Transactions; and
(h)take all relevant action in all such other matters as the Buyer Representative may deem necessary or appropriate to consummate the Contemplated Transactions.
11.2Indemnification of Buyer Representative. The Buyers shall indemnify the Buyer Representative for and shall hold the Buyer Representative harmless against any loss, liability or expense incurred by the Buyer Representative or any of its Affiliates and any of their respective Representatives, in each case relating to the Buyer Representative’s conduct as the Buyer Representative, including all out-of-pocket expenses incurred for legal fees or otherwise, other than losses, liabilities or expenses resulting from the Buyer Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be obligations of the Buyers. The Buyer Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Buyer Representative in accordance with such advice, the Buyer Representative shall not be liable to the Buyers or any other Person. In no event shall the Buyer Representative be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages.
11.3Reliance.
(a)In the performance of its duties hereunder, the Buyer Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Buyer or any party hereunder and (ii) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
(b)The Buyers acknowledge and agree that the Seller Representative, the Sellers, and the Sellers’ respective Related Parties are entitled to rely on the actions of the Buyer Representative or any duly authorized officer thereof taken on behalf of the Buyers in connection with the Contemplated Transactions, including, for the avoidance of doubt, with respect to this Agreement and any other Transaction Document. As such, the Seller Representative, the Sellers, and the Sellers’ respective Related Parties shall be entitled to, amongst other things: (a) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by the Buyer Representative or any duly authorized officer thereof; and (b) assume that any decision, act, consent or instruction of the Buyer Representative or any duly authorized officer thereof shall constitute a decision of the Buyers and shall be final, binding and conclusive upon the Buyers.
(c)The Seller Representative, on behalf of itself and the Sellers, and the Company acknowledge and agree that the Buyer Representative, the Buyers, Merger Sub and their respective Related Parties are entitled to rely on the actions of the Seller Representative taken on behalf of the Sellers in connection with the Contemplated Transactions, including, for the avoidance of doubt, with respect to this Agreement and any other Transaction Document. As such, the Buyer Representative, the Buyers, Merger Sub and their respective Related Parties shall be entitled to, amongst other things: (a) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by the Seller Representative; and (b) assume that any decision, act, consent or instruction of the Seller Representative shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers.
ARTICLE 12
MISCELLANEOUS
12.1Fees, Costs and Expenses. Except as expressly provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such fees, costs and expenses.
12.2Amendment and Waiver. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by the Parties. No failure or delay on the part of any Party or any assignee thereof, in exercising any power, right or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any further exercise thereof, or the exercise of any other power, right or remedy. Any waiver of any provision of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same provision or any other provision of this Agreement.
12.3Entire Agreement; Company Disclosure Schedules. This Agreement (including the Exhibits, Annexes and the Company Disclosure Schedules, which are deemed for all purposes to be part of this Agreement) and the other Transaction Documents: (a) contain all of the terms, conditions, representations, warranties, covenants and agreements agreed upon or made by the Parties relating to the subject matter of this Agreement; and (b) supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings, letters of intent, term sheets, and communications of the Parties or their Representatives, oral or written, relating to such subject matter. Notwithstanding anything to the contrary contained in the Company Disclosure Schedules or in this Agreement, the information and disclosures contained in any Company Disclosure Schedule shall only be deemed to be disclosed and incorporated by reference in any other Company Disclosure Schedule as though fully set forth in such Company Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face from the text of such disclosure. For the avoidance of doubt, the Confidentiality Agreement shall terminate automatically and without any further action or consent of any Person, and be of no further force or effect, immediately following the Closing.
12.4Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights and obligations of the Parties.
12.5Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made: (a) if in writing and served by personal delivery upon the Party for whom it is intended; (b) if delivered by electronic mail with receipt confirmed (including by receipt of confirmatory electronic mail from recipient); or (c) if delivered by certified mail, registered mail or courier service to the Party at the address set forth below, with copies sent to the Persons indicated:
If to the any Buyers, the Buyer Representative or, following the Closing, the Company, to:
Warner Music Inc.
1633 Broadway
New York, NY 10019
Attention: Paul Robinson, EVP & General Counsel; Thomas Marcotullio, SVP & Chief Counsel, M&A and Corporate Law
Email: [***]
with a copy to:
Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, California 90067
Attention: Matthew C. Thompson
Email: [***]

If to the Seller Representative or, prior to the Closing, the Company, to:
[***]
c/o Theory Entertainment LLC
112 Madison Ave - 4th Floor
New York, NY 10013
Email: [***]
with copies to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Ave., Suite 3400
Los Angeles, California 90071
Attention: David C. Eisman and Glen G. Mastroberte
Email: [***]
Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.5.
12.6Binding Effect; Assignment. Subject to this Section 12.6, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. Neither Party may assign or delegate, by operation of law, through a change in control or otherwise, all or any portion of its rights, interests or obligations under this Agreement without the prior written consent of the other Party; provided that, notwithstanding the foregoing, (a) a change in control or similar transaction (whether by sale of all or substantially all of the assets of a Person or the acquisition of more than 50% of the voting power of the outstanding Equity Securities of a Person, in each case, by another Person(s) by means of any transaction or series of related transactions and including by reorganization, merger or consolidation) involving any Buyer or one or more of any Buyer’s direct or indirect parent entities shall not trigger the foregoing anti-assignment provision; (b) in connection with any internal reorganization of any Buyer or an Affiliate of any Buyer for tax or other business or corporate purposes, any Buyer may assign this Agreement or any of its rights, benefits, interests or obligations under this Agreement, in whole or in part, to one or more Affiliates of any Buyer, in each case, without the prior consent of any other Party; and (c) any Buyer may collaterally assign, Transfer, hypothecate or pledge this Agreement and all or any portion of its respective rights, benefits or interests contained in this Agreement in connection with the incurrence of Indebtedness, which assignment, Transfer, hypothecation or pledge, or a foreclosure resulting in a Transfer with resect thereto, shall not require the prior written consent of any other Party, but, in the case of each of clause (a), (b) and (c), no such assignment shall limit or affect the Buyers’ obligations hereunder.
12.7Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer any legal or equitable rights, remedies or claims of any nature upon any Person that is not a Party or a permitted successor or assignee of a Party, except that (a) the Non-Recourse Parties shall have the right to enforce their rights under Section 12.12 and (b), for the avoidance of doubt, the Seller Representative shall have the right to enforce the rights of all Sellers pursuant to this Agreement.

12.8Certain Legal Representation Matters.
(a)In any dispute or proceeding arising under or in connection with this Agreement or the Contemplated Transactions, the Sellers and their Affiliates shall have the right, at their election, to retain the firm of Skadden, Arps, Slate, Meagher & Flom LLP (the “Retained Firm”) to represent them in such matter and the Buyers hereby irrevocably consent to, and waive any conflict associated with, any such representation in any such matter. The Buyers, Merger Sub, the Company, and the Sellers acknowledge and agree that the Retained Firm has acted as counsel for the Company and the Sellers in connection with this Agreement. The Parties agree, on behalf of themselves and their respective Affiliates, that the fact that the Retained Firm has represented the Sellers and/or the Company prior to the Closing shall not prevent the Retained Firm from representing the Sellers (or any of its Affiliates) in connection with any matters involving this Agreement, including any disputes between any of the Parties that may arise after the Closing. The Buyers, Merger Sub, the Company, and the Sellers, on behalf of themselves and their respective Affiliates, hereby waive any actual or potential conflict of interest relating to the Retained Firm’s representation of the Sellers and the Company in the Contemplated Transactions.
(b)The Buyers, on behalf of themselves and their respective Affiliates, hereby irrevocably acknowledge and agree that all attorney-client communications between, on the one hand, the Sellers and/or the Company (and their respective directors, officers, employees, Affiliates, controlling persons and other Representatives) and, on the other hand, their counsel, including the Retained Firm, that relate to the negotiation, preparation, execution and delivery of this Agreement or the other Transaction Document or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Contemplated Transactions or in connection with the Closing and that are subject to the attorney-client privilege in accordance with applicable Laws (collectively, “Privileged Communications”), shall be deemed privileged communications as to which such privilege may only be waived by the Seller Representative and neither the Buyers, Merger Sub, the Company nor any Person purporting to act on behalf of or through the Buyers, Merger Sub, or the Company shall seek to obtain any Privileged Communications by any process, other than in connection with any third party or any investigation conducted by a Governmental Authority.
(c)This Section 12.8 is for the benefit of the Sellers and their Affiliates and such Persons are intended third-party beneficiaries of this Section 12.8. This Section 12.8 shall be irrevocable, and no term of this Section 12.8 may be amended, waived or modified without the prior written consent of the Seller Representative.
12.9Governing Law. This Agreement and any claim, controversy or cause of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be exclusively governed by and construed in accordance with the internal Laws of the State of New York, without giving effect to the principles of conflict of laws to the extent such principles would require or permit the application of the Laws of another jurisdiction.

12.10WAIVER OF JURY TRIAL; Consent to Jurisdiction.
(a)EACH OF THE PARTIES AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY MATTER RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
(b)Each Party agrees to submit itself/himself to the sole and exclusive jurisdiction of the federal or state courts located in New York County in any controversy, claim or dispute related to the Transaction Documents or any agreement or instrument contemplated thereby. Each Party hereby irrevocably and unconditionally agrees not to commence any Action relating to such a controversy, claim or dispute except in such courts and that all claims in respect of such controversy, claim or dispute will be heard and determined in such courts (and the courts hearing appeals from such courts). The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith. The Parties agree that a final judgment in any controversy, claim or dispute will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party further agrees that service of process in any action related to the Transaction Documents may, among other methods, be served upon the Parties by delivering or mailing such process in accordance with Section 12.5; any such delivery or mailing of service shall be deemed to have the same force and effect as personal service within the State of New York. Nothing contained in this Section 12.10 shall preclude any Buyer from joining the Company or Subsidiary of the Company in an action brought by another Person against any Buyer in any jurisdiction, although any Buyer’s failure to join the Company in any such action in one instance shall not constitute a waiver of any of the Buyer’s rights with respect thereto or with respect to any subsequent action brought by a third party against any Buyer. Nothing contained herein shall constitute a waiver of any other remedies available to any Buyer.
12.11Injunctive or Other Relief. Each Party acknowledges and agrees on behalf of itself and its Affiliates that the rights afforded herein are unique and that any violation of this Agreement may cause irreparable injury to the other Parties for which monetary damages alone are inadequate, difficult to compute, or both. Accordingly, each Party expressly agrees that, in addition to any other remedies which the such Party may have under this Agreement, each Party shall be entitled to seek injunctive relief or other equitable relief (including specific performance) for any breach or threatened breach of any term, provision or covenant of this Agreement by the breaching Party. The Seller Representative, on behalf of itself and the Sellers, expressly waives its right to interfere with or otherwise enjoin the Exploitation of the Company Assets. Subject to the immediately preceding sentence, nothing contained herein shall prevent or delay any Party from seeking specific performance or other equitable remedies in the event of any breach or intended breach by any other Party of such Party’s obligations hereunder. In addition, either Party may bring any dispute, controversy or claim against the breaching Parties with respect to any breach as may be permitted to recover damages on behalf of such Party in accordance with Section 12.10. In any such dispute, controversy or claim, the prevailing party or parties shall be entitled to receive from the non-prevailing party or parties, in addition to such other Losses or relief as may be awarded, the costs and expenses incurred by it or them in connection with such dispute, controversy or claim, including attorneys’ fees.
12.12No Recourse. Notwithstanding any provision of this Agreement to the contrary (except those exceptions set forth in Section 12.7), the Parties agree, on their own behalf and on behalf of their respective Affiliates, that: (a) this Agreement may only be enforced against, and any Action for breach of this Agreement (whether in contract or tort) may only be made against, the Parties to this Agreement; and (b) no Non-Recourse Party shall have any Liability relating to this Agreement or any of the Contemplated Transactions (except in the event of any Action arising out of, involving or otherwise in respect of Fraud).
12.13Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the Contemplated Transactions may be consummated as originally contemplated to the fullest extent possible.
12.14Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the terms or provisions of this Agreement.
12.15Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by electronic format (including “pdf,” “tiff” or “jpg”) and other electronic signatures (including DocuSign and Adobe Sign). The use of electronic signatures and electronic records (including any Contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law, including any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
(Signature pages follow)

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.
BUYER 1:
Warner Music Inc.
By:    /s/ Paul Robinson
    Name:    Paul Robinson
    Title:     EVP, General Counsel &
        Secretary
BUYER 2:
MM Investment LLC
By:    /s/ Paul Robinson
    Name:    Paul Robinson
    Title:    VP & Secretary
BUYER REPRESENTATIVE:
Warner Music Inc.
By:    /s/ Paul Robinson
    Name:    Paul Robinson
    Title:     EVP, General Counsel &
        Secretary
MERGER SUB:
Trifecta Merger Subsidiary LLC
By:    /s/ Paul Robinson
    Name:    Paul Robinson
    Title:    VP & Secretary

(Signature Page to Agreement and Plan of Merger)

SELLER REPRESENTATIVE:
By:    /s/ [***]
    Name: [***]

COMPANY:
By:    /s/ [***]
    Name: [***]
    Title: CEO
(Signature Page to Agreement and Plan of Merger)